Exhibit 10.3
REIMBURSEMENT AGREEMENT

dated as of

November 14, 2014

between

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.,
as Borrower,

and

TIME WARNER INC.,
as CME Credit Guarantor

i

ii

SCHEDULES:

Schedule 3.08	‑	Filing or Stamp Tax
Schedule 3.13	‑	Subsidiaries

EXHIBITS:

Exhibit A	‑	Form of Guarantee
Exhibit B	‑	Form of Compliance Certificate
Exhibit C	‑	Confidentiality Agreement
Exhibit D	‑	Form of Borrower Pledge Agreement
Exhibit E	‑	Form of CME NV Pledge Agreement
Exhibit F	‑	Form of Amended Intercreditor Agreement
iii

REIMBURSEMENT AGREEMENT

This Reimbursement Agreement (this “Agreement”), dated as of November 14, 2014, is between CENTRAL EUROPEAN MEDIA ENTERPRISES LTD., a company incorporated under the laws of Bermuda (the “Borrower”) and TIME WARNER INC., a Delaware corporation, as CME Credit Guarantor (the “CME Credit Guarantor”) and Agent.

On the date hereof, (a) Borrower and CME Credit Guarantor have entered into the 2017 Third Party Credit Agreement (such term and other capitalized terms having the meanings set forth in Article I) with the agents and lenders party thereto, (b) CME Credit Guarantor has entered into the 2017 Third Party Credit Agreement Guarantee, (c) Borrower and the 2017 Hedge Providers have entered into the 2017 Refinancing Hedge, (d) CME Credit Guarantor has entered into the 2017 Refinancing Hedge Guarantee and (e) CME Credit Guarantor and Borrower have entered into the Commitment Letter in respect of the 2015 Transactions.

Pursuant to the Commitment Letter Borrower and CME Credit Guarantor may enter into the 2015 Third Party Credit Agreement, and, in connection therewith, would enter into the 2015 Third Party Credit Agreement Guarantee.

Under certain circumstances CME Credit Guarantor or one of its Affiliates may purchase the 2017 Third Party Loans and the 2015 Third Party Loans pursuant to the terms set forth in the 2017 Third Party Credit Agreement and the 2015 Third Party Credit Agreement, respectively.

The parties hereto desire, among other things, to set forth the terms of the obligation of Borrower to (a) reimburse CME Credit Guarantor for any amounts paid by CME Credit Guarantor in respect of (i) the 2017 Third Party Credit Agreement Guarantee and, if applicable, the 2015 Third Party Credit Agreement Guarantee, (ii) the 2017 Third Party Loan Purchase Price and, if applicable, the 2015 Third Party Loan Purchase Price, (iii) any payments made under the 2017 Third Party Credit Agreement and, if applicable, 2015 Third Party Credit Agreement, in either case on behalf of Borrower and (iv) the 2017 Refinancing Hedge Guarantee and (b) pay the Commitment Fee and Guarantee Fee.

In consideration of the mutual promises contained herein, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01     Defined Terms.  Except as otherwise provided herein, as used in this Agreement, the following terms have the meanings specified below:

 “2015 Discharge” means the satisfaction of all conditions to the discharge of the 2015 Notes and the 2015 Notes Indenture pursuant to the terms of the 2015 Notes Indenture.

“2015 Effective Date” means the date specified by CME Credit Guarantor and Borrower as the 2015 Effective Date, such date being the date on which the 2015 Transactions specified in clause (a) of the definition thereof will occur and which date shall not be prior to the day five Business Days prior to the 2015 Discharge.

“2015 Notes” means the 5.0% Senior Convertible Notes due 2015 issued by Borrower under the 2015 Notes Indenture.

“2015 Notes Indenture” means the Indenture dated as of February 18, 2011, among Borrower, as issuer, the subsidiary guarantors party thereto and Deutsche Bank Trust Company Americas, as trustee, governing the 2015 Notes.

“2015 Refinancing Guarantee Fee” has the meaning assigned to such term in Section 2.03(b).

“2015 Refinancing Guarantee Fee Rate” has the meaning assigned to such term in Section 2.03(b).

“2015 Subsidiary Guarantors” means each of Historic TW, TBS and HBO, solely to the extent they are Subsidiary Guarantors (as defined in the 2015 Third Party Credit Agreement) under the 2015 Third Party Credit Agreement.

 “2015 Third Party Credit Agreement” means a credit agreement, substantially in the form attached to the Commitment Letter (with any changes required by the lenders thereto and acceptable to Borrower and CME Credit Guarantor), entered into by Borrower, CME Credit Guarantor and the lenders and agents party thereto, which agreement recites that it is the 2015 Third Party Credit Agreement contemplated by this Agreement, the proceeds of the loans thereunder being used to repay at maturity the 2015 Notes and to effect a discharge of the 2015 Notes Indenture.

“2015 Third Party Credit Agreement Guarantee” means a guarantee entered into by CME Credit Guarantor pursuant to the 2015 Third Party Credit Agreement and reciting that it is the 2015 Third Party Credit Agreement Guarantee contemplated by this Agreement.

“2015 Third Party Loans” means the term loans made to Borrower under the 2015 Third Party Credit Agreement.

“2015 Third Party Loans Purchase Price” means the purchase price paid by CME Credit Guarantor or one of its Affiliates to purchase all 2015 Third Party Loans pursuant to Section 2.18(c) of the 2015 Third Party Credit Agreement.

“2015 Time Warner Credit Agreement” means a credit agreement, substantially in the form attached to the Commitment Letter (with any changes as may be agreed between Borrower and CME Credit Guarantor), entered into by Borrower, CME Credit Guarantor and the lenders and agents party thereto, which agreement recites that it is the 2015 Time Warner Credit Agreement contemplated by this Agreement, the proceeds of the loans thereunder being used to repay at maturity the 2015 Notes and to effect a discharge of the 2015 Notes Indenture.

“2015 Time Warner Loans” means the term loans made to Borrower under the 2015 Time Warner Credit Agreement.

“2015 Transactions” means (a) the execution and delivery of (i) the 2015 Third Party Credit Agreement and the 2015 Third Party Credit Agreement Guarantee or (ii) the 2015 Time Warner Credit Agreement and (b) the payment of the 2015 Notes at their stated maturity.

“2017 Discharge” means the satisfaction of all conditions precedent to the discharge of the 2017 Notes pursuant to Section 8.5 of the 2017 Notes Indenture.

“2017 Effective Date” means November 14, 2014, which is the first Business Day on which the conditions precedent of Section 4.01 were each satisfied in full or waived.

“2017 Notes” means the 9.0% Senior Secured Notes due 2017 issued by CET 21 under the 2017 Notes Indenture.

“2017 Notes Indenture” means the Indenture dated as of October 21, 2010 (as amended and supplemented), among CET 21, as issuer, the guarantors party thereto and Citibank, N.A., London Branch, as trustee, governing the 2017 Notes.

“2017 PIK Notes” means the Senior Secured Notes due 2017 issued by Borrower under the 2017 PIK Notes Indenture.

“2017 PIK Notes Indenture” means the Indenture dated as of May 2, 2014, among Borrower, as issuer, the guarantors party thereto and Deutsche Bank Trust Company Americas, as trustee, paying agent, transfer agent and registrar, governing the 2017 PIK Notes.

“2017 PIK Priority Condition” means that all of the following conditions exist: (a) 2017 PIK Notes are outstanding, (b) the subject transaction is an Asset Disposition rather than the receipt of Net Insurance/Condemnation Proceeds and (c) the Net Available Cash (as defined in the 2017 PIK Notes Indenture) exceeds €15 million.

“2017 Refinancing Guarantee Fee” has the meaning assigned to such term in Section 2.03(a).

“2017 Refinancing Guarantee Fee Rate” has the meaning assigned to such term in Section 2.03(a).

“2017 Refinancing Hedge” means one or more unsecured interest rate hedging agreements hedging 100% of the 2017 Third Party Loan under the 2017 Third Party Credit Agreement.

“2017 Refinancing Hedge Guarantee” means those certain Guarantees, each dated as of November 14, 2014, by CME Credit Guarantor in favor of each provider of the 2017 Refinancing Hedge.

“2017 Subsidiary Guarantors” means each of Historic TW, TBS and HBO, solely to the extent they are Subsidiary Guarantors (as defined in the 2017 Third Party Credit Agreement) under the 2017 Third Party Credit Agreement.

“2017 Third Party Credit Agreement” means that certain Credit Agreement dated as of November 14, 2014, among Borrower, CME Credit Guarantor, the lenders party thereto from time to time and BNP Paribas, as administrative agent, as it may be amended, restated, refinanced or modified from time to time.

“2017 Third Party Credit Agreement Guarantee” means that certain Guarantee dated as of November 14, 2014, by CME Credit Guarantor, Historic TW, TBS and HBO in favor of BNP Paribas, as administrative agent for the lenders under the 2017 Third Party Credit Agreement, as it may be amended, restated, refinanced or modified from time to time.

“2017 Third Party Loans” means the term loans made to Borrower under the 2017 Third Party Credit Agreement.

“2017 Third Party Loans Purchase Price” means the purchase price paid by CME Credit Guarantor or one of its Affiliates to purchase all outstanding 2017 Third Party Loans pursuant to Section 2.18(c) of the 2017 Third Party Credit Agreement.

“2017 Transactions” means (a) the execution and delivery by the parties thereto of this Agreement, the Commitment Letter, the Security Documents, the Guarantee, the 2017 Third Party Loan Agreement, the 2017 Refinancing Hedge, the 2017 Refinancing Hedge Guarantee, the amendment and restatement of the Term Loan Credit Agreement and the amendment and restatement of the Revolving Loan Credit Agreement, and (b) the giving (or the making of arrangements therefor satisfactory to CME Credit Guarantor) of the notice of redemption on November 14, 2014 relating to the redemption of all outstanding 2017 Notes on or about December 15, 2014.

“Acceptable Bank” means (a) a bank or financial institution which has a rating for its long-term unsecured and non credit-enhanced debt obligations of A- or higher by S&P or Fitch Ratings Ltd or A3 or higher by Moody’s or a comparable rating from an internationally recognised credit rating agency; or (b) any other bank or financial institution approved by CME Credit Guarantor.

“Accounting Quarter” means each period commencing on the day after each Quarter Date and ending on the next Quarter Date.

“Additional Assets” means:

(1)            any property or assets (other than Financial Indebtedness and Capital Stock) to be used by Borrower or any Subsidiary of Borrower in a Permitted Business;

(2)            the Capital Stock of a Person that becomes a Subsidiary as a result of the acquisition of such Capital Stock by Borrower or a Subsidiary of Borrower; or

(3)            Capital Stock constituting a minority interest in any Person that at such time is a Subsidiary of Borrower;

provided, however, that, in the case of clauses (2) and (3), such Subsidiary is primarily engaged in a Permitted Business.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent” has the meaning specified in the 2017 Third Party Credit Agreement Guarantee and, if applicable, the 2015 Third Party Credit Agreement Guarantee.

“Agreement” has the meaning specified in the preamble hereto.

“Amended Intercreditor Agreement” means that certain Amended and Restated Intercreditor Agreement originally dated July 21, 2006, among Borrower, the trustee and security agent for the 2017 PIK Notes, the security agent for the Revolving Loan Credit Agreement, the security agent for the Term Loan Credit Agreement, CME Credit Guarantor, and the other parties thereto, as amended and restated on or before the 2017 Effective Date and as it may be further amended and restated from time to time, substantially in the form of attached Exhibit F or any other form approved by CME Credit Guarantor and the other parties thereto.

“Annual Financial Statements” means the financial statements for a Financial Year delivered pursuant to Section 5.01(a)(i).

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Anti-Terrorism Laws” means any Law related to terrorism financing or money laundering, including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (“USA Patriot Act”) of 2001 (Title III of Pub. L. 107-56), The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959), the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) and Executive Order 13224 (effective September 24, 2001).

“Auditors” means Deloitte LLP or any other audit firm (x) of recognized U.S. national standing or (y) otherwise approved in advance by CME Credit Guarantor (such approval not to be unreasonably withheld or delayed).

“Authorization” means an authorization, consent, approval, resolution, license, exemption, filing, notarization or registration issued by a Governmental Authority.

“Bankruptcy Law” has the meaning assigned to such term in Section 6.01(g).

“Basel III” means “Basel III: A Global Regulatory Framework for More Resilient Banks and Banking Systems”, “Basel III: International Framework for Liquidity Risk Measurement, Standards and Monitoring” and “Guidance for National Authorities Operating the Countercyclical Capital Buffer” published by the Basel Committee on 16 December 2010, and any other finalized form of standards published by the Basel Committee that addresses such proposals.

“Basel Committee” means the Basel Committee on Banking Supervision.

“BMG Cash Pooling Arrangements” means that certain Cash Pooling Agreement, dated November 19, 2007, by and between CME BV and Bank Mendes Gans N.V., as amended, including the various accession agreements among CME BV, its Affiliates and Bank Mendes Gans N.V. relating thereto.

“Board” means the board of directors of Borrower, or any committee thereof duly authorized to act on behalf of the board of directors of Borrower.

“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States.

“Borrower” has the meaning specified in the preamble hereto.

“Borrower’s Business Plan” means the budget overview for the fiscal year ended December 31, 2015 and projections through 2019 delivered to CME Credit Guarantor on or prior to the 2017 Effective Date.

“Borrower Pledge Agreement” means that certain Pledge Agreement on Shares in Central European Media Enterprises N.V., dated on or prior to the 2017 Effective Date, among Borrower, as pledgor, CME Credit Guarantor, as pledgee, and CME NV, as the company, substantially in the form of attached Exhibit D or any other form approved by CME Credit Guarantor.

“Broadcasting Licenses” means:

(a)            license no. TD/17, file no. TD/17/2010, dated January 12, 2010 (MARKIZA digital); and

(b)            license no. 001/1993, file no. R/060/93, dated February 9, 1993 (NOVA terrestrial),

in each case as amended, novated, supplemented, extended, renewed, reissued, replaced or restated.

“Budget” means: (a) in relation to the fiscal year ending on December 31, 2015, Borrower’s Business Plan; and (b) in relation to any other period, any budget delivered by Borrower to CME Credit Guarantor in respect of that period pursuant to Section 5.01(d).

“Business Day” means any day that is not a Saturday, Sunday or other day on which banking institutions in New York City, London, Prague, Frankfurt or Amsterdam are authorized or required by law to remain closed.

“Capital Expenditure” means any expenditure or obligation in respect of expenditure which, in accordance with GAAP, is treated as a capital expenditure (and including the capital element of any expenditure or obligation incurred in connection with a Finance Lease).

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Cash” means, at any time, cash in hand or at bank that is reported as cash in Borrower’s audited financial statements prepared in accordance with GAAP.

“Cash Election” has the meaning assigned to such term in Section 2.03(d).

“Cash Equivalent Investments” means at any time:

(a)            certificates of deposit or time deposits maturing within one year after the relevant date of calculation and overnight deposits, in each case issued by or with an Acceptable Bank;

(b)            any investment in marketable debt obligations issued or guaranteed by the government of the United States of America, the United Kingdom, any member state of the European Economic Area or any Participating Member State or by an instrumentality or agency of any of them having an equivalent credit rating, maturing within one year after the relevant date of calculation and not convertible or exchangeable to any other security; provided that the securities of such country, member state, instrumentality or agency (as the case may be) are rated at least A by S&P or A by Moody’s;

(c)	commercial paper not convertible or exchangeable to any other security:

(i)	for which a recognised trading market exists;

(ii)	issued by an issuer incorporated in the United States of America, the United Kingdom, any member state of the European Economic Area or any Participating Member State;

(iii)	which matures within one year after the relevant date of calculation; and

(iv)	which has a credit rating of either A-1 or higher by S&P or F1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody’s, or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its long-term unsecured and non-credit enhanced debt obligations, an equivalent rating;

(d)            sterling bills of exchange eligible for rediscount at the Bank of England and accepted by an Acceptable Bank (or their dematerialised equivalent);

(e)            any investment in money market funds which (i) have a credit rating of either A-1 or higher by S&P or F1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody’s, (ii) which invest substantially all their assets in securities of the types described in paragraphs (a) to (d) above and (iii) can be turned into cash on not more than 30 days’ notice; or

(f)            any other debt security approved by CME Credit Guarantor, in each case, to which any member of the Group is alone (or together with other members of the Group) beneficially entitled at that time and which is not issued or guaranteed by any member of the Group or subject to any Security (other than Security arising under the Security Documents).

“Cashflow” means, in respect of any Relevant Period, the consolidated cash flow from operating activities of the Group calculated in accordance with GAAP for that Relevant Period after:

(a)        adding back the amount of any interest payments made during that Relevant Period;

(b)        adding back the amount of any cash payments during that Relevant Period in respect of any Exceptional Items to the extent deducted in calculating cash flow from operating activities of the Group calculated in accordance with GAAP for that Relevant Period;

(c)        deducting the amount of any Capital Expenditure actually made and adding any proceeds from the sale of property, plants and equipment during that Relevant Period by any member of the Group; and

(d)        deducting, without duplication, any fees or expenses paid in relation to capital raising during that Relevant Period, including, without limitation, equity issuances, debt issuances and debt exchanges.

“Cashflow Cover” means as of any date of determination the ratio of Cashflow to Debt Service in respect of the most-recently ended Relevant Period.

“CET 21” means CET 21 spol. s r.o., a company incorporated and existing in the Czech Republic.

“Change of Control” shall be deemed to occur upon the occurrence of any one or more of the following:

(a)            any “person” or “group” of related persons, other than one or more Permitted Holders, is or becomes the beneficial owner, directly or indirectly, of more than 35% of the total power of voting stock of Borrower and the Permitted Holders beneficially own, directly or indirectly, in the aggregate a lesser percentage of the total voting power of the voting stock of Borrower than such person or group;

(b)            the sale, lease, transfer, conveyance or other disposition (other than by way of amalgamation, merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of Borrower and its Subsidiaries taken as a whole to any person other than a Permitted Holder;

(c)            the first day on which a majority of the members of the Board are not Continuing Directors;

(d)            the adoption by the shareholders of Borrower of a plan relating to the liquidation or dissolution of Borrower;

(e)            (i) so long as any 2017 PIK Notes remain outstanding, a “Change of Control Triggering Event” (as such term is defined in the 2017 PIK Notes Indenture) occurs or (ii) so long as any 2015 Notes remain outstanding, a “Fundamental Change” (as such term is defined in clauses (1)(A), (2), (3), (4) and (5) of such defined term in the 2015 Notes Indenture) occurs;

(f)            the adoption by the shareholders of CET 21 of a plan relating to the liquidation or dissolution of CET 21; or

(g)            Borrower ceases to beneficially own, directly or indirectly, 100% of the Capital Stock of CET 21.

For purposes of this definition: (a) “person” and “group” have the meanings they have in Sections 13(d) and 14(d) of the Exchange Act; (b) “beneficial owner” is used as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have “beneficial ownership” of all shares that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time; (c) a person will be deemed to beneficially own any voting stock of an entity held by a parent entity, if such person is the beneficial owner, directly or indirectly, of more than 35% of the voting power of the voting stock of such parent entity and the Permitted Holders beneficially own, directly or indirectly, in the aggregate a lesser percentage of the voting power of the voting stock of such parent entity; and (d) a “Continuing Director” means any member of the Board who was a member of the Board on the 2017 Effective Date or was nominated for election or was elected to the Board with the approval of Time Warner Inc. or the majority of Continuing Directors who were members of the Board at the time of such nomination or election.

“Charges” has the meaning assigned to such term in Section 8.12.

“CME BV” means CME Media Enterprises B.V., a company organized and existing under the laws of the Netherlands.

“CME Credit Guarantee” means each of the (i) 2017 Third Party Credit Agreement Guarantee, (ii) 2017 Refinancing Hedge Guarantee and (iii), if applicable, 2015 Third Party Credit Agreement Guarantee.

 “CME Credit Guarantor” has the meaning specified in the preamble hereto.

“CME NV” means Central European Media Enterprises N.V., a company organized under the laws of the former Netherlands Antilles and existing under the laws of Curaçao.

“CME NV Pledge Agreement” means that certain Deed of Pledge of Shares in CME Media Enterprises B.V., dated on or prior to the 2017 Effective Date, among CME NV, as pledgor, CME Credit Guarantor, as pledgee, and CME BV, as the company, substantially in the form of attached Exhibit E or any other form approved by CME Credit Guarantor.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means, as applicable, that certain property and tangible and intangible assets, whether now owned or hereafter acquired, in which Security are, from time to time, purported to be granted pursuant to the Security Documents.

“Commitment Fee” has the meaning assigned to such term in Section 2.03(c).

“Commitment Letter” means that certain Commitment Letter dated as of the 2017 Effective Date between CME and Time Warner Inc.

“Compliance Certificate” means a certificate substantially in the form Exhibit B.

“Confidentiality Agreement” means that certain Access and Confidentiality Agreement dated April 29, 2013, as amended on November 8, 2013, between Time Warner Media Holdings B.V. and Borrower, attached hereto as Exhibit C.

 “Consolidated Total Debt” means, without duplication, at any date, the sum for the Group (in each case owed to creditors that are not members of the Group) of:

(a)            the aggregate principal amount of the Term Loans outstanding on that date;

(b)            the aggregate principal amount of (i) the 2017 PIK Notes, the 2017 Notes and the 2015 Notes and (ii) the Revolving Loans, the 2017 Third Party Loans and the 2015 Third Party Loans or the 2015 Time Warner Loans, as applicable, in each case outstanding on that date;

(c)            the aggregate Financial Indebtedness outstanding at that date under the Factoring Facility Agreement, to the extent it constitutes indebtedness under GAAP; and

(d)            the aggregate principal amount of any other Financial Indebtedness permitted under paragraphs (b)(i) and (b)(ii) of Section 5.18 and Permitted Financial Indebtedness, in each case outstanding on that date but excluding any marking to market of Treasury Transactions.

“Consolidated Total Leverage” means at any date of determination, the ratio of Consolidated Total Debt on the last day of the most recently-ended Relevant Period to EBITDA in respect of that Relevant Period.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Debt Service” means, in respect of any Relevant Period, the aggregate for the Group of:

(a)            Finance Charges for that Relevant Period;

(b)            any cash dividends or distributions made during that Relevant Period by a member of the Group to any Person not a member of the Group;

(c)            the aggregate of all scheduled and mandatory (but not voluntary) repayments of Group Borrowings falling due during that Relevant Period but excluding:

(i)              any amounts prepaid or falling due under any overdraft facility or the Revolving Loan Credit Agreement which are not accompanied by a commitment reduction and are available for simultaneous redrawing according to the terms of such overdraft facility or the Revolving Loan Credit Agreement;

(ii)            any prepayment of the Term Loans, the 2017 Third Party Loans, the 2015 Third Party Loans or the 2015 Time Warner Loans, as applicable, or the 2017 PIK Notes, in each case which is required to be made under the terms of this Agreement; and

(iii)          any repayment made to refinance a Group Borrowing in an amount not to exceed the amount so refinanced (including principal and premium but excluding accrued interest thereon or any fees incurred in connection with such refinancing); and

(d)            the amount of the capital element of any payments in respect of that Relevant Period payable under any Finance Lease entered into by a member of the Group;

in each case so that no amount shall be added (or deducted) more than once.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

(a)            matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

(b)            is convertible or exchangeable for Financial Indebtedness or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of Borrower or any of its Subsidiaries); or

(c)            is redeemable at the option of the holder of the Capital Stock thereof, in whole or in part, in each case on or prior to the date that is 91 days after December 1, 2017; provided that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock.

“Dollars”, “$” or “US$” refers to the lawful money of the United States of America.

“EBITDA” means, in respect of any Relevant Period, the consolidated operating profit/(loss) of the Group calculated in accordance with GAAP:

(a)	after adding back any amount attributable to amortization or depreciation expenses;

(b)	before taking into account any Exceptional Items;

(c)	before taking into account any Pension Items;

(d)	excluding the charge to profit represented by the expensing of stock-based compensation; and

(e)	excluding the results from discontinued operations;

in each case, to the extent added, deducted or taken into account, as the case may be, for the purposes of determining operating profit/(loss) of the Group.

“Effective Date” means each of the 2017 Effective Date and the 2015 Effective Date.

“Election” has the meaning assigned to such term in Section 2.03(d).

“Environmental Law” means any statutory or common law, treaty, convention, directive or regulation having legal or judicial effect whether of a criminal or civil nature, concerning the environment, the preservation or reclamation of natural resources, or the management, release or threatened release of any Hazardous Materials or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of Borrower or any of its Subsidiaries directly or indirectly resulting from or based upon (a) a violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) the exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Event of Default” has the meaning assigned to such term in Article VI.

“Exceptional Items” means any material items of an unusual or non-recurring nature with respect to gains or losses of the Group arising on:

(a)            the restructuring of the activities of an entity and reversals of any provisions for the cost of restructuring;

(b)           disposals or impairment of non-current assets (excluding programming impairments); or

(c)            any other item excluded from OIBDA in Borrower’s filings with the SEC.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Factoring Facility Agreement” means the framework factoring agreement (ramcova faktoringova smlouva) between Factoring Ceské sporitelny, a.s. and CET 21, dated March 24, 2003, as amended or refinanced from time to time, pursuant to which individual agreements on assignment of receivables are entered into between Factoring Ceské sporitelny a.s. as assignee and CET 21 as assignor.

“Fee Payment Date” means each May 1 and November 1.

“Finance Charges” means, for any Relevant Period, the aggregate amount of the accrued interest, commissions, fees, discounts, prepayment fees, premiums or charges and other finance payments in respect of Group Borrowings, including net realized gains or losses on any related derivative instruments, whether paid, payable or capitalized by any member of the Group in respect of that Relevant Period:

(a)            excluding any upfront fees or costs which are included as part of effective interest rate adjustments;

(b)            including the interest (but not the capital) element of payments in respect of Finance Leases;

(c)            including any commission, fees, discounts and other finance payments payable by (and deducting any such amounts payable to) any member of the Group under any interest rate hedging arrangement;

(d)            including the Guarantee Fee and the Commitment Fee;

(e)            excluding any interest cost or expected return on plan assets in relation to any post-employment benefit schemes; and

(f)             taking no account of any unrealized gains or losses on any derivative instruments;

in each case so that no amount shall be added (or deducted) more than once.

“Finance Lease” means any lease or hire purchase contract which would, in accordance with GAAP, be treated as a capital lease.

“Financial Indebtedness” means, at any date, any indebtedness of the Group for or in respect of, without duplication:

(a)            moneys borrowed;

(b)            any amount raised by acceptance under any acceptance credit facility or dematerialized equivalent;

(c)            any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)            the amount of any liability in respect of any Finance Lease;

(e)             receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)             any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(g)            any Treasury Transaction (and, when calculating the value of any Treasury Transaction, only the marked to market value shall be taken into account);

(h)            any counter-indemnity obligation in respect of a guarantee or other instrument issued by a bank or financial institution;

(i)              from and after the fourth Accounting Quarter in 2015, the amount of any payment or liability under an advance or deferred purchase agreement in respect of the supply of assets or services that is overdue by more than one hundred twenty (120) days;

(j)             amounts of interest or accrued fees added to the (i) principal balance of the Term Loans, the Revolving Loans, the 2017 PIK Notes and, if applicable, the 2015 Time Warner Loans, in each case as a result of PIK elections in respect of payment of interest thereon, (ii) the outstanding amount of the Guarantee Fee and Commitment Fee, in each case as a result of PIK elections in respect of payments of interest or accrued fees thereon and (iii) any other amount covered by the items referred to in paragraphs (a) to (i) above; and

(k)            the amount of any liability in respect of any guarantee for any of the items referred to in paragraphs (a) to (j) above.

“Financial Year” means the annual accounting period of the Group ending on or about December 31 in each year.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body (including self‑regulatory body), court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra‑national bodies such as the European Union or the European Central Bank).

“Group” means Borrower and its Subsidiaries from time to time, other than Subsidiaries in liquidation prior to the 2017 Effective Date or voluntarily liquidated after the 2017 Effective Date as permitted by the terms of this Agreement.

“Group Borrowings” means, at any date, the aggregate outstanding principal, capital or nominal amount (and any fixed or minimum premium payable on prepayment or redemption) of any indebtedness of members of the Group for or in respect of (in each case owed to creditors that are not members of the Group):

(a)            moneys borrowed and debit balances at banks or other financial institutions (excluding debit balances under the BMG Cash Pooling Arrangements provided that the net Group position is positive);

(b)            any acceptances under any acceptance credit or bill discount facility (or dematerialised equivalent);

(c)            any note purchase facility or bonds (but not Trade Instruments), notes, debentures, loan stock or any similar instrument;

(d)            any Finance Lease;

(e)            receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis and meet any requirements for de-recognition under GAAP);

(f)             any counter-indemnity obligation in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument (but not, in any case, Trade Instruments) issued by a bank or financial institution in respect of (i) an underlying liability of an entity which is not a member of the Group which liability would fall within one of the other paragraphs of this definition or (ii) any liabilities of any member of the Group relating to any post-retirement benefit scheme;

(g)            any amount raised by the issue of shares which are redeemable for cash (other than at the option of the issuer) before the Maturity Date or are otherwise classified as borrowings under GAAP;

(h)            any amount of any liability under an advance or deferred purchase agreement if one of the primary reasons behind the entry into the agreement is to raise finance or to finance the acquisition or construction of the asset or service in question;

(i)             any amount raised under any other transaction (including any forward sale or purchase agreement, sale and sale back or sale and leaseback agreement) having the commercial effect of a borrowing or otherwise classified as borrowings under GAAP; and
(j)             (without double counting) the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (i) above.

“Guarantee” means the Guarantee issued by the Subsidiary Guarantors pursuant to this Agreement substantially in the form of Exhibit A attached hereto.

“Guarantee Fee” has the meaning assigned to such term in Section 2.03(b).

“Guarantee Reimbursement Amount” has the meaning assigned to such term in Section 2.01(a).

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature, in each case regulated pursuant to any Environmental Law.

“HBO” means Home Box Office, Inc., a Delaware corporation.

“Historic TW” means Historic TW Inc., a Delaware corporation.

“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

“Income Taxes” means Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profit Taxes or any similar taxes.

“Indemnified Parties” has the meaning assigned to such term in Section 8.03(b).

“Indemnified Taxes” means (a) Taxes (other than Income Taxes of CME Credit Guarantor and including, for the avoidance of doubt, any withholding Taxes) imposed on or with respect to any payment made by or on account of any obligation of Borrower hereunder or under any other Reimbursement Document, and (b) to the extent not otherwise described in (a), Other Taxes.

“Intellectual Property” means:

(a)            any patents, trademarks, service marks, designs, business names, copyrights, database rights, design rights, domain names, moral rights, inventions, confidential information, knowhow and other intellectual property rights and interests (which may now or in the future subsist), whether registered or unregistered; and

(b)            the benefit of all applications and rights to use such assets of each member of the Group (which may now or in the future subsist).

“Interest Cover” means as of any date of determination the ratio of EBITDA to Finance Charges in respect of the most recently-ended Relevant Period.

“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of any direct or indirect advance, loan (other than advances to customers in the ordinary course of business) or other extension of credit (including by way of guarantee or similar arrangement, but excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Financial Indebtedness or other similar instruments issued by, such Person and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

“Joint Venture” means any joint venture entity, whether a company, unincorporated firm, undertaking, association, joint venture or partnership or any other entity.

“Joint Venture Investment” means the aggregate of:

(a)            all amounts subscribed for shares in, lent to, or invested in all Joint Ventures by any member of the Group;

(b)            the contingent liabilities of any member of the Group under any guarantee given in respect of the liabilities of any Joint Venture; and

(c)            the market value of any assets transferred by any member of the Group to any Joint Venture.

“Judgment Currency” has the meaning assigned to such term in Section 8.14(a).

“Judgment Currency Conversion Date” has the meaning assigned to such term in Section 8.14(a).

“Laws” means all laws, statutes, ordinances, rules, regulations, judgments, injunctions, orders and decrees.

 “Material Adverse Effect” means a material adverse effect on (a) the financial condition, business, results of operations, properties or liabilities of Borrower and its Subsidiaries taken as a whole, (b) the ability of any Reimbursement Party to perform any of its payment or other material obligations to CME Credit Guarantor under any Reimbursement Document to which it is or will be a party, (c) the rights of or benefits available to CME Credit Guarantor under any Reimbursement Document or (d) the effectiveness or ranking of any Guarantee or Collateral given or granted or purported to be given or granted under any Reimbursement Document.

“Material Indebtedness” means Financial Indebtedness of any one or more of Borrower and its Significant Subsidiaries in an aggregate principal amount exceeding $25,000,000 or its foreign currency equivalent.

“Maximum Rate” has the meaning assigned to such term in Section 8.12.

“Moody’s” means Moody’s Investors Service, Inc. or its successor.

“Net Available Cash” means cash payments received from an asset disposition permitted under this Agreement , in each case net of:

(a)            all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses incurred, and all national, provincial, and local taxes required to be paid or accrued as a liability under GAAP (after taking into account any available tax credits or deductions and any tax sharing agreements), as a consequence of such asset disposition;

(b)            all payments made on any Financial Indebtedness which is secured by any assets subject to such asset disposition, in accordance with the terms of any Security upon such assets, or which must by its terms, or in order to obtain a necessary consent to such asset disposition, or by applicable law be repaid out of the proceeds from such asset disposition;

(c)            all distributions and other payments required to be made to minority interest holders in Subsidiaries or Joint Ventures as a result of such asset disposition; and

(d)            the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such asset disposition and retained by Borrower or any of its Subsidiary after such asset disposition.

“Net Insurance/Condemnation Proceeds” means an amount equal to: (a) any cash payments or proceeds received by Borrower or any of its Subsidiaries (x) under any casualty insurance policy in respect of a covered loss thereunder of any assets of Borrower or any of its Subsidiaries or (y) as a result of the taking of any assets of Borrower or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (b) (i) any actual out-of-pocket costs incurred by Borrower or any of its Subsidiaries in connection with the adjustment, settlement or collection of any claims of Borrower or such Subsidiary in respect thereof, (ii) in the case of a taking, the reasonable out-of-pocket costs of putting any affected property in a safe and secure position, (iii) any selling costs and out-of-pocket expenses (including reasonable broker’s fees or commissions, legal fees, transfer and similar taxes and Borrower’s good faith estimate of income taxes paid or payable) in connection with any sale of such assets as referred to in clause (a)(y) of this definition and (vi) any amounts provided as a reserve, in accordance with GAAP, against any liabilities under any indemnification obligations or purchase price adjustments associated with any sale of such assets as referred to in clause (a)(y) of this definition (provided that to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Insurance/Condemnation Proceeds).

“Obligations” means all monetary obligations of Borrower under this Agreement, including the collective reference to the unpaid reimbursement obligations under Section 2.01, the payment of the Guarantee Fees and Commitment Fee and all other obligations and liabilities of Borrower to CME Credit Guarantor (including, without limitation, interest accruing at the then applicable rate after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to Borrower whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement or any other Reimbursement Document, in each case whether on account of the reimbursement obligations under Section 2.01, fees, indemnities, costs, expenses or otherwise.

“Obligation Currency” shall have the meaning assigned to such term in Section 8.14(a).

 “Original Financial Statements” means: (a) in relation to Borrower, the audited consolidated financial statements of the Group for the financial year ended December 31, 2013; and (b) in relation to each Subsidiary Guarantor of Borrower, its unaudited accounts for the latest financial year for which they are available.

“Other Taxes” means all present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies arising directly from any payment made hereunder or under any other Reimbursement Document or directly from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Reimbursement Document.

“Participating Member State” means any member state of the European communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European community relating to the Economic and Monetary Union.

“Payment Date” shall have the meaning assigned to such term in Section 2.01.

“Pension Items” means any curtailments and settlements attributable to a post-employment benefit scheme.

“Permitted Acquisition” means:

(a)            an acquisition by a member of the Group of an asset sold, leased, transferred or otherwise disposed of under Section 5.14(b)(ii); provided that such asset is not subject to any liabilities (other than any liabilities that would constitute Permitted Financial Indebtedness or Financial Indebtedness permitted under Section 5.18(b)(i) if owed by a member of the Group);

(b)        an acquisition of shares or securities pursuant to a Permitted Share Issue;

(c)        an acquisition of securities which are Cash Equivalent Investments; or

(d)            acquisition of shares in a Joint Venture to the extent permitted by Section 5.11.

“Permitted Business” means (a) any business conducted by Borrower and any of its Subsidiaries on February 28, 2014, (b) any reasonable extension of such business and (c) any business reasonably related, ancillary or complementary thereto.

“Permitted Disposal” means any sale, lease, license, transfer or other disposal which, except in the case of paragraph (b), is on arm’s length terms:

(a)            of trading stock, including licenses for content, formats and other similar or related rights or cash, made by any member of the Group in the ordinary course of business of the disposing entity on normal commercial terms;

(b)            of assets (other than shares, businesses or Intellectual Property) in exchange for other assets comparable or superior as to type, value and quality;

(c)        of receivables pursuant to the Factoring Facility Agreement;

(d)        of obsolete or redundant vehicles, plant and equipment for Cash;

(e)            of Cash or Cash Equivalent Investments not otherwise required to be applied or prohibited by this Agreement or in exchange for other Cash Equivalent Investments;

(f)             constituted by a license of intellectual property rights permitted by Section 5.20;

(g)         to a Joint Venture, to the extent permitted by Section 5.11;

(h)            arising under Section 5.22 or as a result of any Permitted Security; or

(i)              the disposal of (i) any Subsidiary or Affiliate owned on February 28, 2014 by CME Media Pro Distribution B.V. (together with CME Investments B.V.) or Media Pro Entertainment Romania S.A. or (ii) any Radio Business.

“Permitted Financial Indebtedness” means Financial Indebtedness, without duplication:

(a)            arising under (i) the Reimbursement Documents, (ii) the Revolving Loan Credit Agreement, (iii) the Term Loan Credit Agreement, (iv) the 2017 Third Party Credit Agreement and (v) the 2015 Third Party Credit Agreement or the 2015 Time Warner Credit Agreement, as applicable;

(b)            arising under the 2017 PIK Notes Indenture, the 2017 Notes Indenture and the 2015 Notes Indenture;

(c)        arising under any Treasury Transaction;

(d)            arising under a Permitted Loan, a Permitted Guarantee or a guarantee permitted under Section 5.17(a);

(e)            of any person acquired by a member of the Group after the 2017 Effective Date which is incurred under arrangements in existence at the date of acquisition, but not incurred or increased or having its maturity date extended in contemplation of, or since, that acquisition, and outstanding only for a period of six (6) months following the date of acquisition;

(f)             arising under the Factoring Facility Agreement up to the committed amount existing thereunder on February 28, 2014;

(g)            arising under any netting, set-off or cash-pooling arrangements (including the BMG Cash Pooling Arrangements) entered into by any member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances of members of the Group;

(h)            arising under paragraph (i) of the definition of Financial Indebtedness in an amount not to exceed $50,000,000 at any one time; and

(i)              Permitted Refinancing Indebtedness.

“Permitted Guarantee” means:

(a)        the endorsement of negotiable instruments in the ordinary course of trade;

(b)            any guarantee, performance or similar bond or other obligation guaranteeing performance by any member of the Group under any contract (other than a contract that is or evidences Financial Indebtedness) entered into in ordinary course of business of the respective member of the Group as conducted on February 28, 2014;

(c)             any guarantee of a Joint Venture to the extent permitted by Section 5.11;

(d)        any guarantee permitted under Section 5.18;

(e)             any guarantee given in respect of the netting or set-off, netting or cash pooling arrangements permitted pursuant to paragraph (b) of the definition of Permitted Security;

(f)             any guarantee given by a member of the Group in respect of or to secure obligations pursuant to any programming, production, distribution, format or other intellectual or similar rights or capital equipment or other assets used in the ordinary course of its business as conducted on February 28, 2014 and not to exceed $50,000,000 (or its equivalent in other currencies) in the aggregate for the Group at any time; provided that no more than $15,000,000 (or its equivalent in other currencies) in the aggregate shall be attributable to Borrower’s Subsidiaries (other than the Subsidiary Guarantors);

(g)            any guarantee given to any relevant tax authority in respect of excise taxes, export duties or other such taxes, charges, duties or imposts payable by a member of the Group in the ordinary course of its business as conducted on February 28, 2014; or

(h)            any indemnity given in the ordinary course of the documentation of an acquisition or disposal transaction which is a Permitted Acquisition or Permitted Disposal which indemnity is in a customary form and subject to customary limitations.

“Permitted Holder” means (a) Time Warner Inc. and (b) partnerships, corporations, limited liability companies or other entities which are controlled by Time Warner Inc.

“Permitted Investment” means an Investment by Borrower or any Subsidiary of Borrower in:

(a)            Borrower or other member of the Group;

(b)            transactions that constitute a Permitted Acquisition, Permitted Joint Venture, Permitted Loan, or otherwise are permitted by Sections 5.10, 5.11 and 5.16;

(c)            Cash Equivalent Investments;

(d)            receivables owing to Borrower or any Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as Borrower or any such Subsidiary deems reasonable under the circumstances;

(e)            payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business not in excess of $5,000,000 at any time outstanding;

(f)            Capital Stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to Borrower or any Subsidiary of Borrower or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of a debtor;

(g)            Investments made as a result of the receipt of non-cash consideration from a disposal that was made pursuant to and in compliance with Section 5.14;

(h)            Investments in existence on February 28, 2014; and

(i)             Treasury Transactions which transactions or obligations are incurred in compliance with Section 5.18.

“Permitted Loan” means:

(a)             any trade credit extended by any member of the Group to its customers on normal commercial terms and in the ordinary course of its trading activities;

(b)            a loan made to a Joint Venture to the extent permitted under Section 5.11;

(c)             a loan or extension of credit by a member of the Group to another member of the Group; and

(d)            any transaction that constitutes a Permitted Investment.

“Permitted Refinancing Indebtedness” means Financial Indebtedness that is incurred to refinance, refund, replace, exchange or repay Financial Indebtedness consisting of all, but not less than all, outstanding Term Loans, 2017 PIK Notes and Revolving Loans, as well as any subsequent refinancing or refunding of all such Financial Indebtedness; provided in every case, that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of such Financial Indebtedness so refinanced or refunded except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such refinancing or refunding and by an amount equal to any existing commitments unutilized thereunder; (b) such refinancing or refunding has a final maturity date equal to or later than the final maturity date of, and has a weighted average life to maturity equal to or greater than the weighted average life to maturity of, all such Financial Indebtedness being refinanced or refunded (determined without giving effect to any amortization of or prepayment of such Financial Indebtedness being refinanced or refunded prior to such date of determination); (c) at the time the Permitted Refinancing Indebtedness is incurred, no Default or Event of Default shall have occurred and be continuing; (d) the original obligors in respect of such Financial Indebtedness being refinanced or refunded remain the only obligors thereon, (e) to the extent such Financial Indebtedness being refinanced or refunded is secured by Security, such refinancing or refunding is not secured by any Security on any property that did not secure such Financial Indebtedness being refinanced or refunded and (f) the terms and conditions (including, if applicable, as to Collateral but excluding as to subordination, pricing, premiums and optional prepayment or redemption provisions) of any such refinanced or refunded Financial Indebtedness (taken as a whole) are not more restrictive with respect to Borrower and the Subsidiaries, as reasonably determined by Borrower in good faith, than the terms and conditions of such Financial Indebtedness being refinanced or refunded.

“Permitted Security” means, in each case to the extent not arising over assets that constitute Collateral and in any event subject to the last proviso of this definition:

(a)            any lien arising by operation of law and in the ordinary course of business and not as a result of any default or omission by any member of the Group;

(b)            any Security or Quasi-Security arising under any netting, set-off or cash-pooling arrangements (including the BMG Cash Pooling Arrangements) entered into by any member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances of members of the Group but only so long as such Security or Quasi-Security does not secure Financial Indebtedness under such arrangements in an amount in excess of $20,000,000 (or its equivalent) at any one time;

(c)            any payment or close out netting or set-off arrangement pursuant to any Treasury Transaction or foreign exchange transaction entered into by a member of the Group which constitutes Permitted Financial Indebtedness, excluding any Security or Quasi-Security under a credit support arrangement;

(d)            any Security or Quasi-Security over or affecting any asset acquired by a member of the Group after the 2017 Effective Date if:

(i)            the Security or Quasi-Security was not created in contemplation of the acquisition of that asset by a member of the Group;

(ii)          the principal amount secured has not been increased in contemplation of or since the acquisition of that asset by a member of the Group; and

(iii)         the Security or Quasi-Security is removed or discharged within six (6) months of the date of acquisition of such asset;

(e)            any Security or Quasi-Security over or affecting any asset of any company which becomes a member of the Group after the 2017 Effective Date, where the Security or Quasi-Security is created prior to the date on which that company becomes a member of the Group if:

(i)            the Security or Quasi-Security was not created in contemplation of the acquisition of that company;

(ii)           the principal amount secured has not increased in contemplation of or since the acquisition of that company; and

(iii)         the Security or Quasi-Security is removed or discharged within six months of that company becoming a member of the Group;

(f)            any Security or Quasi-Security arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to a member of the Group in the ordinary course of business and on the supplier’s standard or usual terms and not arising as a result of any default or omission by any member of the Group;

(g)            any Quasi-Security arising as a result of a disposal which is a Permitted Disposal or is permitted under Section 5.14;

(h)            any Security or Quasi-Security arising as a consequence of any finance or capital lease permitted pursuant to Section 5.18(b)(ii);

(i)              any Security granted (i) under the Security Documents and (ii) in respect of the Revolving Loan Credit Agreement and the Term Loan Credit Agreement;

(j)              any Security granted as of the 2017 Effective Date in respect of: (i) the 2017 PIK Notes, (ii) the 2017 Notes and (iii) the 2015 Notes;

(k)             any Security granted as of the 2015 Effective Date in respect of the 2015 Time Warner Loans;

(l)              any Security granted as of the Purchase Date (if any) in respect of the 2015 Third Party Loans or the 2017 Third Party Loans;

(m)           any Security or Quasi-Security created pursuant to clauses 24 and 25 of the general banking conditions (Algemene Bankvoorwaarden) in the Netherlands; or

(n)            any Security not falling under any of the foregoing paragraphs securing indebtedness the outstanding principal amount of which (when aggregated with the outstanding principal amount of any other Financial Indebtedness which has the benefit of a Security given by any member of the Group other than any permitted under paragraphs (a) to (m) above) does not exceed $10,000,000 (or its equivalent in other currencies);

provided that, notwithstanding anything to the contrary contained in paragraphs (a) to (n) above, paragraphs (d), (e), (i), sub-paragraphs (i) and (iii) of paragraph (j), (k) and (l) above shall not constitute a Permitted Security with respect to CET 21 and any of its Subsidiaries to the extent any of the above secures directly or indirectly any Financial Indebtedness.

“Permitted Share Issue” means an issue of shares by a member of the Group (other than Borrower) to its immediate Holding Company where (if the existing shares of the relevant member of the Group are the subject of the Security Documents) the newly-issued shares also become subject to the Security Documents on the same terms.

“Permitted Transaction” means: (a) any disposal required, Financial Indebtedness incurred, guarantee or Security or Quasi-Security given, or other transaction arising, under the Reimbursement Documents; (b) the solvent liquidation or reorganisation of any member of the Group which is not a Reimbursement Party so long as any payments or assets distributed as a result of such liquidation or reorganisation are distributed to other members of the Group; (c) the solvent amalgamation, demerger, merger, consolidation, corporate reconstruction or reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise) as between one member of the Group and other member of the Group and in the case of any such transaction involving a Reimbursement Party where such Reimbursement Party remains as the surviving entity; and (d) transactions (other than (i) any sale, lease, license, transfer or other disposal and (ii) the granting or creation of Security or the incurring or permitting to subsist of Financial Indebtedness) conducted in the ordinary course of business on arm’s length terms.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“PIK Election” has the meaning assigned to such term in Section 2.03(d).

“Pledge Agreements” means the Borrower Pledge Agreement and the CME NV Pledge Agreement.

“Preferred Stock,” as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

“Process Agent” has the meaning assigned to such term in Section 8.08(d).

“Purchase Date” means, as the context requires, the date that either or both of the 2015 Third Party Loans Purchase Price and the 2017 Third Party Loans Purchase Price is or are paid by the CME Credit Guarantor.

 “Purchase Price” means the 2017 Third Party Loans Purchase Price and the 2015 Third Party Loans Purchase Price.

“Quarter Date” means each of March 31, June 30, September 30 and December 31.

“Quarterly Financial Statements” means the financial statements delivered pursuant to Section 5.01(a)(ii).

“Quasi-Security” has the meaning assigned to such term in Section 5.13.

“Radio Business” means (a) the radio business operated in Romania by Borrower as the Pro FM group (including Pro FM, Info FM, Dance FM and Music FM) and (b) the radio business operated in Bulgaria by Borrower as the bTV Radio group (including bTV Radio, N-Joy, Z-Rock, Melody, Classic FM, Jazz FM and Jazz FM Lounge).

“Reimbursement Documents” means this Agreement, the Guarantee, the Security Documents, the Commitment Letter and all other agreements, notes, certificates, documents, instruments and writings at any time delivered in connection herewith or therewith.

“Reimbursement Parties” means Borrower and the Subsidiary Guarantors.

“Reinvestment Prepayment Date” means (x) with respect to any prepayment when the 2017 PIK Priority Condition exists, the 21st Business Day following the date that is 360 days after the of receipt of the proceeds from the applicable asset disposition and (y) with respect to any prepayment when the 2017 PIK Priority Condition does not exist, the date that is the 361st day after the receipt of the proceeds from the applicable asset disposition or the receipt of Net Insurance/Condemnation Proceeds, as applicable.

 “Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Relevant Jurisdiction” means, in relation to Borrower or any other member of the Group:

(a)	its jurisdiction of incorporation;

(b)	any jurisdiction where it conducts a substantive part of its business; and

(c)	the jurisdiction whose laws govern the perfection of any of the Security granted under the Security Documents entered into by it.

“Relevant Period” means each period of twelve (12) months ending on or about the last day of the Financial Year and each period of twelve (12) months ending on or about the last day of each Accounting Quarter.

“Responsible Officer” means a Chief Executive Officer, Chief Financial Officer, Deputy Chief Financial Officer or Treasurer of Borrower.

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Payment” has the meaning assigned to such term in Section 5.22.

“Revolving Loans” means the revolving loans to Borrower outstanding under the Revolving Loan Credit Agreement.

“Revolving Loan Credit Agreement” means that certain Amended and Restated Revolving Loan Facility Credit Agreement dated as of May 2, 2014, as amended and restated as of November 14, 2014, among Borrower, Time Warner Inc. and the other lenders party thereto from time to time, and the administrative agent party thereto, as it may be amended, restated, refinanced or modified from time to time.

“S&P” means Standard & Poor’s Rating Services or its successor.

“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the or by the United Nations Security Council, the European Union or any EU member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“Scheduled Prepayment Date” has the meaning assigned to such term in Section 5.24.

“SEC” means the U.S. Securities and Exchange Commission.

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

 “Security Documents” means the Pledge Agreements and the Amended Intercreditor Agreement.

“Significant Subsidiary” means any Subsidiary of Borrower that would be a “significant subsidiary” as defined in Article 1, Rule 1‑02 of Regulation S‑X (as in effect on February 28, 2014) promulgated by the SEC.

“Solvent” and “Solvency” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Time Warner Credit Event” means the occurrence of an "event of default" as defined under any of clauses (c) through (n) of Article VII of the 2017 Third Party Credit Agreement or the corresponding provisions of the 2015 Third Party Credit Agreement, if applicable, in each case which event of default was solely due to any condition, action or failure to act by CME Credit Guarantor and not due, in whole or in part, to any condition, action or failure to act by Borrower.

“Subordinated Obligations” means any Financial Indebtedness of Borrower or any Subsidiary Guarantor (whether outstanding on February 28, 2014 or thereafter incurred) which is subordinate or junior in right of payment to obligations under this Agreement pursuant to a written agreement.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, (i) any Person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, (ii) any other corporation, limited liability company, association or other business entity of which securities or other ownership interests representing more than 50% of the voting power of all such ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the board of directors thereof are, as of such date, owned, controlled or held by the parent and/or one or more subsidiaries of the parent, (iii) any partnership (a) the sole general partner or the managing general partner of which is the parent and/or one or more subsidiaries of the parent or (b) the only general partners of which are the parent and/or one or more subsidiaries of the parent and (iv) any other Person that is otherwise Controlled by the parent and/or one or more subsidiaries of the parent. Unless the context requires otherwise, “Subsidiary” refers to a Subsidiary of Borrower.

“Subsidiary Guarantors” means CME NV, CME BV and any other Subsidiary of Borrower that becomes a Subsidiary Guarantor pursuant to Section 5.23.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority of any type whatsoever, including any interest, additions to tax or penalties applicable thereto.

“TBS” means Turner Broadcasting System, Inc. a Georgia corporation.

“Term Loans” means the term loans made to Borrower under the Term Loan Credit Agreement.

“Term Loan Credit Agreement” means that certain Amended and Restated Term Loan Facility Credit Agreement dated as of February 28, 2014, as amended and restated as of November 14, 2014, among Borrower, Time Warner Inc. and the other lenders party thereto from time to time, and the administrative agent party thereto, as it may be amended, restated, refinanced or modified from time to time.

“Total Purchase Price” means the consideration (including associated costs and expenses) for a an acquisition and any Financial Indebtedness or other assumed actual or contingent liability, in each case remaining in the acquired company (or any such business) at the date of acquisition.

“Trade Instruments” means any performance bonds, advance payment bonds or documentary letters of credit issued in respect of the obligations of any member of the Group arising in the ordinary course of trading of that member of the Group.

“Transactions” means the 2017 Transactions and the 2015 Transactions.

“Treasury Transaction” means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price but not for speculative purposes.

“U.S.” means the United States of America.

“USA Patriot Act” has the meaning assigned to such term in the definition of “Anti-Terrorism Laws”.

Section 1.02      Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise (a) except as provided in this Agreement, any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and, unless the context requires otherwise, shall include without limitation (x) any applicable foreign statute, law (including any rules or regulations promulgated under any such statute or law), regulation, treaty, rule, official directive, request or guideline of any foreign national, state, local, municipal, or other governmental, fiscal, monetary or regulatory body, agency, department or regulatory, self‑regulatory or other authority or organization, whether or not having the force of law (but if not having the force of law, one which applies generally to the class or category of institutions of which CME Credit Guarantor forms a part and compliance with which is in accordance with the general practice of those financial institutions) and (y) any applicable decision of any competent court or other judicial body, (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (g) as used herein, the obligation of any Reimbursement Party under this Agreement or any other Reimbursement Document in respect of interest accruing under this Agreement or the other Reimbursement Documents shall be deemed to include without limitation any interest accruing during the pendency of, or after the filing of any petition in respect of, any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowable or allowed in such proceeding and (h) all currency amounts shall be to Dollars, except with respect to Section 5.15(a).  For the avoidance of doubt, for all purposes under this Agreement (including computing Consolidated Total Leverage), the amount of the 2017 PIK Notes and the Term Loans outstanding shall be equal to the aggregate principal face amount of such 2017 PIK Notes or Term Loans outstanding at any such time, without giving effect to the tax treatment or accounting standards used in respect thereof (including any discount thereto).  On the 2017 Effective Date, neither the 2015 Third Party Credit Agreement nor the 2015 Time Warner Credit Agreement exists and references thereto shall be applicable only if and when either such agreement is executed and effective.

Section 1.03         Resolution of Drafting Ambiguities.  Each Reimbursement Party acknowledges and agrees that it was represented by counsel in connection with the execution and delivery of the Reimbursement Documents to which it is a party, that it and its counsel reviewed and participated in the preparation and negotiation hereof and thereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation hereof or thereof.

Section 1.04         Fluctuations in the Exchange Rate of Currencies.  When determining a Group member’s capacity to incur additional Financial Indebtedness, investments or any other obligations or amounts that are limited by a threshold basket under Article V, the Dollar equivalent of all outstanding and additional obligations or amounts that are denominated in foreign currencies shall be calculated at the exchange rate publicly reported by Bloomberg (or such other sources as CME Credit Guarantor may agree) as of the date of such incurrence for the purpose of testing compliance with such threshold basket.  Notwithstanding the foregoing, the maximum amount of Financial Indebtedness, investments and any other obligations or amounts that a Group member has incurred under Article V shall not be deemed to be exceeded for the purpose of determining the existence of a Default or Event of Default solely as a result of fluctuations in the exchange rate of currencies after the date of such incurrence.

ARTICLE II

REIMBURSEMENT AND FEES

Section 2.01         Reimbursement.

(a)            Reimbursement Generally.  Subject to paragraphs (b) and (c) below, Borrower shall reimburse CME Credit Guarantor, on its own behalf and on behalf of the 2017 Subsidiary Guarantors, and if applicable, on behalf of the 2015 Subsidiary Guarantors, for the amount (each such amount, a “Guarantee Reimbursement Amount”), without duplication, of any payment (the date of each such payment, a “Payment Date”) by CME Credit Guarantor, the 2017 Subsidiary Guarantors, or if applicable, the 2015 Subsidiary Guarantors (i) under any CME Credit Guarantee, (ii) of any Purchase Price and (iii) on behalf of Borrower under the 2017 Third Party Credit Agreement or, if applicable, the 2015 Third Party Credit Agreement.  The Guarantee Reimbursement Amount shall include any taxes, fees, charges or other costs reasonably incurred by CME Credit Guarantor in connection with such payment. CME Credit Guarantor shall promptly notify Borrower of the Guarantee Reimbursement Amount and Payment Date, and Borrower shall reimburse CME Credit Guarantor in immediately available funds in Dollars no later than 1:00 p.m. New York City time (i) on the Business Day CME Credit Guarantor provides such notice if CME Credit Guarantor provides such notice by 10:00 a.m. Prague time or (ii) on the next Business Day following the day CME Credit Guarantor provides such notice if CME Credit Guarantor provides such notice after 10:00 a.m. Prague time, provided that the failure of CME Credit Guarantor to so notify Borrower, and any delay in so notifying Borrower, shall not relieve, limit or otherwise affect any obligation of Borrower under this Agreement or any related document.

(b)            Reimbursement Upon Specified Time Warner Credit Event.  Notwithstanding paragraph (a) above and subject to paragraph (d) below, if a Guarantee Reimbursement Amount otherwise contemplated by paragraph (a) above is the result of a Specified Time Warner Credit Event and any or all of CME Credit Guarantor, the 2017 Subsidiary Guarantors and, if applicable, the 2015 Subsidiary Guarantors have paid such Guarantee Reimbursement Amount, the reimbursement obligation of Borrower in respect of such Guarantee Reimbursement Amount will:

(i)            not include any taxes, fees, charges or other costs incurred by CME Credit Guarantor in connection with such Guarantee Reimbursement Amount; and

(ii)           be payable to CME Credit Guarantor only in the same amounts, and on the same schedule, terms and conditions, as if such Guarantee Reimbursement Amount were 2017 Third Party Loans or, if applicable, 2015 Third Party Loans; provided that if any payment is made with respect to the 2017 Refinancing Hedge Guarantee then such reimbursement should be paid to CME Credit Guarantor no later than November 1, 2017.

(c)            Transfer of Loan. Upon payment in full of all Guarantee Reimbursement Amounts and the termination of all CME Credit Guarantees, CME Credit Guarantor shall transfer to Borrower for no consideration all rights, title and interest in the 2017 Third Party Credit Agreement and, if applicable, the 2015 Third Party Credit Agreement acquired pursuant to (x) CME Credit Guarantor’s or one of its Affiliates’ purchase of  the 2017 Third Party Credit Agreement or, if applicable, the 2015 Third Party Credit Agreement or (y) payment under any CME Credit Guarantee, without recourse or warranty of any kind.

(d)            Reimbursement Upon CME Events of Default. Notwithstanding anything above to the contrary, if an Event of Default due to any condition, any action or failure to act by Borrower occurs and is continuing under this Agreement, the 2017 Third Party Credit Agreement, or, if applicable, the 2015 Third Party Credit Agreement, paragraph (b) above shall not apply and any Guarantee Reimbursement Amounts not reimbursed by Borrower to CME Credit Guarantor by reason of paragraph (b) shall immediately become due and payable pursuant to paragraph (a).

Section 2.02         Taxes.

(a)            Payments Free of Taxes.  Any and all payments by or on account of any obligation of Borrower to CME Credit Guarantor shall be made free and clear of and without reduction or withholding for any Indemnified Taxes.  If Borrower shall be required to deduct any Indemnified Taxes from or in respect of any sum payable hereunder, if any, to CME Credit Guarantor, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.02) CME Credit Guarantor receives an amount equal to the sum it would have received had no such deductions for Indemnified Taxes been made, (ii) Borrower shall make such deductions for Indemnified Taxes and (iii) Borrower shall pay the full amount of Indemnified Taxes deducted to the relevant Governmental Authority in accordance with applicable law.

(b)            Payment of Other Taxes by the Reimbursement Parties.  Without limiting the provisions of paragraph (a) above, Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)            Indemnification by Borrower.  Without duplication of Sections 2.15(a) or (b) above, Borrower shall indemnify CME Credit Guarantor, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.02) paid by CME Credit Guarantor and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to Borrower by CME Credit Guarantor shall be conclusive absent manifest error.

Section 2.03         Fees.  Borrower shall pay to CME Credit Guarantor the following fees in respect of the 2017 Third Party Credit Agreement Guarantee, the 2015 Third Party Credit Agreement Guarantee, if applicable, and the Commitment Letter:

(a)            2017 Refinancing Guarantee Fee.  A guarantee fee (the “2017 Refinancing Guarantee Fee”) payable on each Fee Payment Date in an amount (if positive) equal to the difference of (i) a rate (the “2017 Refinancing Guarantee Fee Rate”) per annum (computed on the basis of the actual number of days elapsed over a year of 360 days)  equal to (x) 8.5% minus (y) the rate of interest paid by Borrower to the lenders under the 2017 Third Party Credit Agreement based on EURIBOR set in the 2017 Refinancing Hedge multiplied by (ii) the average principal amount of the 2017 Third Party Loans outstanding during such period (with the Dollar amount of such loans determined using the average of the daily spot conversion rates calculated over the course of such period). The 2017 Refinancing Guarantee Fee will accrue from the funding date of the 2017 Third Party Loans (and if Borrower makes a PIK Election in respect thereof, compound) on a semi-annual basis on each Fee Payment Date thereafter in Dollars and be payable by Borrower to CME Credit Guarantor in cash in Dollars upon the maturity date (whether at stated maturity, acceleration or otherwise) of the 2017 Third Party Loans.  Once accrued, the 2017 Refinancing Guarantee Fee will bear interest at a rate per annum equal to the 2017 Refinancing Guarantee Fee Rate (computed on the basis of the actual number of days elapsed over a year of 360 days), which interest will also accrue (and, if Borrower makes a PIK Election in respect thereof, compound) on a semi-annual basis on each Fee Payment Date and be payable in Dollars to CME Credit Guarantor, at the election of Borrower, in cash or in kind on each Fee Payment Date and be payable in cash upon the maturity date (whether at stated maturity, acceleration or otherwise) of the 2017 Third Party Loans. The first 2017 Refinancing Guarantee Fee shall be payable on the first Fee Payment Date occurring after the initial drawdown date of the 2017 Third Party Loans.

(b)            2015 Refinancing Guarantee Fee.  A guarantee fee (the “2015 Refinancing Guarantee Fee” and such fee and the 2017 Refinancing Guarantee Fee, individually and collectively, herein called the “Guarantee Fee”) payable on each Fee Payment Date in Dollars in an amount (if positive) equal to the difference of (i) a rate (the “2015 Refinancing Guarantee Fee Rate”) per annum (computed on the basis of the actual number of days elapsed over a year of 360 days) equal to (x) 8.50%  minus (y) the rate of interest paid by Borrower to the lenders under the 2015 Third Party Credit Agreement multiplied by (ii) the principal amount of the 2015 Third Party Loans outstanding during such period. The 2015 Refinancing Guarantee Fee will accrue from the funding date of the 2015 Third Party Loans (and, if Borrower makes a PIK Election in respect thereof, compound) on a semi-annual basis on each Fee Payment Date thereafter in Dollars and be paid by Borrower to CME Credit Guarantor in cash in Dollars upon the maturity date (whether at stated maturity, acceleration or otherwise) of the 2015 Third Party Loans.  Once accrued, the 2015 Refinancing Guarantee Fee will bear interest at a rate per annum equal to the 2015 Refinancing Guarantee Fee Rate (computed on the basis of the actual number of days elapsed over a year of 360 days), which interest will also accrue (and, if Borrower makes a PIK Election in respect thereof, compound) on a semi-annual basis on each Fee Payment Date and be payable in Dollars to CME Credit Guarantor, at the election of Borrower, in cash or in kind on each Fee Payment Date and be payable in cash upon the maturity date (whether at stated maturity, acceleration or otherwise) of the 2015 Third Party Loans.  The first 2015 Refinancing Guarantee Fee shall be payable on the first Fee Payment Date occurring after the 2015 Effective Date.

(c)            Commitment Fee.  A commitment fee (the “Commitment Fee”) equal to $9,136,190.00, shall be fully earned by Time Warner Inc. on the date the Commitment Letter is executed and delivered, payable no later than the maturity date (whether at stated maturity, acceleration or otherwise) of the 2015 Third Party Loan or 2015 Time Warner Loan, as applicable (the “Due Date”).  Any unpaid Commitment Fee will bear interest from the 2015 Effective Date at the rate of 8.50% per annum (computed on the basis of the actual number of days elapsed over a year of 365 days), which interest will accrue (and, if Borrower makes a PIK election in respect thereof, compound) on a semi-annual basis on each Fee Payment Date (beginning with the first Fee Payment Date occurring after the 2015 Effective Date) and be payable in Dollars to CME Credit Guarantor, at the election of Borrower, in cash or in kind on each Fee Payment Date and be payable in cash upon the Due Date.

(d)            Cash Election/PIK Election.  Subject to the limitations set forth in the last sentence of this paragraph (d), Borrower may elect (an “Election”) to (i) with respect to a payment on any Fee Payment Date of the then accrued and unpaid amount of any Guarantee Fee and any interest thereon or of the Commitment Fee and any interest thereon since the last Fee Payment Date (or, if none, the applicable Effective Date) to pay all such amounts fully in cash (a “Cash Election”) or (ii) with respect to any such amount, pay all such amounts by adding all such amounts on the Fee Payment Date to the accrued and unpaid Guarantee Fee (a “PIK Election”).  Borrower shall make an Election with respect to each Fee Payment Date by providing notice to CME Credit Guarantor at least three (3) Business Days prior to the Fee Payment Date, with such Election to specify the aggregate amount and whether Borrower is making a Cash Election or PIK Election with respect to such amount.  If an Election is not made by Borrower in a timely fashion or at all with respect to the method of payment of such amount, a PIK Election shall be deemed to have been made for the amount of such payment.  Notwithstanding anything to the contrary in this Section 2.03, upon the occurrence and during the continuance of an Event of Default (other than by reason of a Specified Time Warner Credit Event), no PIK Election may be made.

Section 2.04         Payments Generally

(a)            Borrower shall pay to CME Credit Guarantor, on demand, all costs as more specifically set forth in Section 8.03.

(b)  Borrower shall make each payment required to be made by it hereunder (whether of a Guarantee Reimbursement Amount payable pursuant to Section 2.01, the payment of the Guarantee Fees and Commitment Fee or otherwise) prior to 1:00 p.m., New York City time, on the date when due, in immediately available funds, without set‑off or counterclaim, in accordance with account instructions as provided to by CME Credit Guarantor from time to time. Any amounts received after such time on any date may, in the discretion of CME Credit Guarantor, be deemed to have been received on the following Business Day for purposes of calculating interest thereon. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the following Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. If CME Credit Guarantor receives any payments hereunder received by it for the account of any 2017 Subsidiary Guarantor, or if applicable any 2015 Subsidiary Guarantor, CME Credit Guarantor may retain or distribute such payment in such manner as it determines in its sole discretion. All payments under this Agreement shall be made in Dollars.

(c)            Upon the occurrence and during the continuance of any Event of Default, if any amount payable by Borrower hereunder (whether of reimbursement obligations under Section 2.01, the payment of the Guarantee Fees and Commitment Fee or otherwise) is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (x) 10.5% per annum (computed on the basis of actual number of days elapsed over a year of 365 days (or 366 days in a leap year) in the case of reimbursement obligations under Section 2.01 and (y) 2.0% plus the rate applicable to the amount due in the case of fees payable under Section 2.03; provided, that any interest accrued pursuant to this paragraph (c) shall be payable on demand.

Section 2.05         Obligation Absolute.  To the fullest extent permitted by applicable law, the obligations (including the Obligations and the reimbursement obligations under Section 2.01) of Borrower under this Agreement shall be absolute, unconditional and irrevocable, and shall be paid or performed strictly in accordance with the terms of this Agreement under any and all circumstances, including, without limitation, the following circumstances:

(a)          any lack of validity or enforceability of any CME Credit Guarantee;

(b           any amendment or waiver of or any consent to depart from the terms of the 2017 Third Party Credit Agreement or, if applicable, the 2015 Time Warner Credit Agreement or 2015 Third Party Credit Agreement, or any CME Credit Guarantee;

(c)          any demand made under any CME Credit Guarantee proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or

(d)         any other circumstances or happening whatsoever, whether or not similar to any of the foregoing.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants (as to itself and as to each other Reimbursement Party or Subsidiary, as applicable) to CME Credit Guarantor that on each Effective Date:

Section 3.01 Organization; Powers; Authorization; Enforceability. Each Reimbursement Party (a) is validly existing and (if applicable) in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to carry on its business as now conducted and (c) is qualified to do business in, and (if applicable) is in good standing in, every jurisdiction where such qualification is required, except in the case of (b) and (c) to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect. The Transactions are within each Reimbursement Party’s powers and have been duly authorized by all necessary corporate and, if required, shareholder action. This Agreement has been duly executed and delivered by Borrower and constitutes, and each other Reimbursement Document when executed and delivered by the Reimbursement Parties party thereto will constitute, a legal, valid and binding obligation of Borrower or such Reimbursement Party, as applicable, enforceable against it in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (ii) general principles of equity and (iii) implied covenants of good faith and fair dealing.

Section 3.02         Approvals; No Conflicts.  No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or any other third party is required for the due execution, delivery and performance by each Reimbursement Party of any Reimbursement Document to which it is a party, or the consummation of the Transactions, except such as have been obtained or made and are in full force and effect. The execution, delivery and performance by each of the Reimbursement Parties of the Reimbursement Documents to which it is a party and the consummation of the transactions contemplated thereby (a) do not contravene (i) such Reimbursement Party’s organizational documents or (ii) any law applicable to such Reimbursement Party, in any material respect, or (b) will not violate or result in a default or require any consent or approval under any material indenture, agreement or other instrument binding upon such Reimbursement Party or its property or Subsidiaries (including, for the avoidance of doubt, the Revolving Loan Credit Agreement, the Term Loan Credit Agreement, the 2015 Notes Indenture, the 2017 Notes Indenture (prior to the 2017 Discharge), the 2017 PIK Notes Indenture, the 2017 Third Party Credit Agreement, and on the 2015 Effective Date, the 2015 Time Warner Credit Agreement or the 2015 Third Party Credit Agreement, as applicable), or give rise to a right thereunder to require any payment to be made by Borrower.

Section 3.03         Financial Condition; No Material Adverse Change.

(a)            The audited consolidated balance sheet and statements of operations, stockholders equity and cash flows (including the notes thereto) of Borrower as of and for the fiscal year ended December 31, 2013, reported on by Deloitte LLP, independent public accountants, copies of which have heretofore been furnished to CME Credit Guarantor, when combined with all public filings with the SEC by any Reimbursement Party since December 31, 2013 and prior to the applicable Effective Date, present fairly, in all material respects, the consolidated financial position and results of operations and cash flows of Borrower, as of such date and for such period, in accordance with GAAP.

(b)            The unaudited consolidated balance sheet and statements of operations, stockholders equity and cash flows of Borrower as of and for the nine-month period ended September 30, 2014, copies of which have heretofore been furnished to each Lender, when combined with all public filings with the SEC by any Reimbursement Party since September 30, 2014, and prior to the applicable Effective Date, present fairly, in all material respects, the consolidated financial position and results of operations and cash flows of Borrower, as of such date and for such period, in accordance with GAAP, subject to normal year-end adjustments and the absence of footnotes.

(c)            Except as disclosed by Borrower (i) in writing to Time Warner Inc. or (ii) in any document filed with or furnished to the SEC, in each case prior to the applicable Effective Date, since December 31, 2013, through the applicable date of determination, there have not been events, changes, circumstances or occurrences that, when taken as a whole, have had a Material Adverse Effect during the applicable period taken as a whole or would reasonably be expected to result in a Material Adverse Effect.

Section 3.04          Litigation and Environmental Matters.

(a)            Except as disclosed by Borrower (i) in writing to Time Warner Inc. or (ii) in any document filed with or furnished to the SEC, in each case prior to the applicable Effective Date, there are no actions, suits, investigations or proceedings at law or in equity or by or on behalf of any Governmental Authority or in arbitration now pending against, or to the knowledge of Borrower threatened in writing against, Borrower or any of its Subsidiaries or any business, property or rights of any such person (i) that involve any Reimbursement Document or the Transactions or (ii) that, if adversely determined, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)            Except with respect to any matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, (x) neither Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability or (iii) has received notice of any claim with respect to any Environmental Liability and (y) Borrower has no knowledge of any basis for any Environmental Liability on the part of any of its Subsidiaries.

Section 3.05         Solvency.  Immediately after giving effect to the Transactions on each Effective Date, Borrower will be, together with its consolidated Subsidiaries, Solvent.

Section 3.06         Margin Securities.  Neither Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T, U or X of the Board of Governors of the Federal Reserve System of the United States of America), and no part of the proceeds of the Loan will be used to purchase or carry any margin stock in violation of said Regulations T, U or X or to extend credit to others for the purpose of purchasing or carrying margin stock in violation of said Regulations T, U or X.

Section 3.07         Pari Passu Ranking.  Borrower’s payment obligations under this Agreement or any other Reimbursement Party’s payment obligations under any Guarantee rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

Section 3.08         Filing or Stamp Tax.  Under the law of Borrower's and each other Reimbursement Party's jurisdiction of incorporation, other than with respect to Curaçao, it is not necessary that the Reimbursement Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Reimbursement Documents or the transactions contemplated by the Reimbursement Documents (including the Transactions).  As of the applicable Effective Date, each stamp, registration or similar tax that would be required under the laws of Curaçao to be paid by any Reimbursement Party in connection with the execution of the Reimbursement Documents as of each Effective Date is referenced on Schedule 3.08.

Section 3.09         Properties.  Borrower and each of its Subsidiaries have good title to, or valid leasehold interests in, all of their respective real and personal property, except for defects in title or interests that would not reasonably be expected to result in a Material Adverse Effect.

Section 3.10         Compliance with Laws and Agreements.  Borrower and each of its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.  No Event of Default has occurred and is continuing.

Section 3.11         Taxes.  Borrower and each of its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it or as part of the consolidated group of which it is a member, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

Section 3.12         Disclosure.  All information heretofore or contemporaneously furnished by or on behalf of Borrower or any of its Subsidiaries (including all information contained in the Reimbursement Documents and the annexes, schedules and other attachments to the Reimbursement Documents, but not including any projected financial statements), when taken together with the reports and other filings with the SEC made under the Exchange Act by any Reimbursement Party since September 30, 2014, is, and all other such information hereafter furnished, including all information contained in any of the Reimbursement Documents, including any annexes or schedules thereto, by or on behalf of Borrower or any of its Subsidiaries to or on behalf of any Lender will be (as of their respective dates and the applicable Effective Date), true and accurate in all material respects and not incomplete by omitting to state a material fact necessary to make such information not misleading at such time.  There is no fact of which Borrower is aware that has not been disclosed to Time Warner Inc. in writing pursuant to the terms of this Agreement prior to the date hereof and which, singly or in the aggregate with all such other facts of which Borrower is aware, would reasonably be expected to result in a Material Adverse Effect.  All statements of fact and representation concerning the present business, operations and assets of Borrower or any of its Subsidiaries, the Reimbursement Documents and the transactions referred to therein are true and correct in all material respects.  The most recent Budget delivered to CME Credit Guarantor was prepared by management of Borrower in good faith based upon assumptions and estimates that are believed by management of Borrower to be reasonable at the time prepared and at the time the related Budget was so delivered.

Section 3.13         Subsidiaries.  Borrower has no Subsidiaries other than as set forth on Schedule 3.13 hereto (as the same may be updated from time to time in writing for Subsidiaries formed, acquired, disposed, dissolved or merged after the 2017 Effective Date in accordance with the terms of this Agreement). Except as otherwise indicated on Schedule 3.13 hereto, Borrower owns (directly or indirectly) all of the Capital Stock of each Subsidiary listed on Schedule 3.13 hereto.

Section 3.14         Insurance.  All premiums due in respect of all insurance maintained by Borrower and each other Reimbursement Party have been paid.

Section 3.15         Anti-Terrorism Laws; Anti-Corruption Laws.

(a)            None of Borrower or any of its Subsidiaries has violated or is in violation of Anti-Terrorism Laws.

(b)            Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.  Borrower, its Subsidiaries and their respective officers and employees, and, to the knowledge of Borrower, its directors and agents, are each in compliance and will comply with Anti- Corruption Laws and applicable Sanctions.  None of (a) Borrower, any Subsidiary or any of their respective directors, officers or employees, or (b) to the knowledge of Borrower, any agent of Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.

Section 3.16         Security Interest and Perfection.  The Pledge Agreements are effective to create in favor of CME Credit Guarantor, legal, valid and enforceable Security on, and security interests in, the Collateral and when giving effect to the Amended Intercreditor Agreement, create a pari passu right in favor of CME Credit Guarantor with respect to proceeds realized in respect of the Collateral in favor of CME Credit Guarantor.

Section 3.17         Use of Proceeds.  Borrower shall use the proceeds of the 2017 Third Party Loans only for the discharge of the 2017 Notes Indenture and the 2017 Notes pursuant to the terms thereof on or around December 15, 2014. Borrower shall use the proceeds of the 2015 Third Party Loans or the 2015 Time Warner Loans, as applicable, to repay the principal of the 2015 Notes at the stated maturity thereof.

Section 3.18          Intellectual Property.  Borrower and each other member of the Group owns, or is licensed to use, all of the Intellectual Property owned or used by such Person, except for those the failure to own or license which, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.  No claim has been threatened, or asserted and is pending, by any person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does any member of the Group know of any valid basis for any such claim, except for such claims and infringements that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, and the use of such Intellectual Property by each member of the Group does not infringe the rights of any person, except for such claims and infringements that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 3.19         No Default.  As of each Effective Date, there is no default or event of default or termination event under the 2017 Refinancing Hedge, the 2017 Third Party Credit Agreement, the 2017 PIK Notes Indenture, the Term Loan Credit Agreement or the Revolving Loan Credit Agreement or this Agreement.  As of the 2015 Effective Date there will not be a default or event of default under the 2015 Third Party Credit Agreement or the 2015 Time Warner Credit Agreement, as applicable.

ARTICLE IV

CONDITIONS

Section 4.01         2017 Effective Date.  The following actions, conditions and deliveries shall have occurred on or prior to the 2017 Effective Date:

(a)            CME Credit Guarantor received from Borrower evidence that the 2017 Transactions shall have occurred on or before the 2017 Effective Date.

(b)            CME Credit Guarantor (or its counsel) shall have received from Borrower either (i) a counterpart of this Agreement and the Reimbursement Documents signed on behalf of Borrower or (ii) written evidence satisfactory to CME Credit Guarantor (which may include fax or email pdf transmission of a signed signature page of this Agreement) that Borrower signed a counterpart of this Agreement.

(c)            CME Credit Guarantor received from Borrower such documents and certificates as CME Credit Guarantor reasonably requested relating to (i) the organization and existence in good standing (if applicable) of each Reimbursement Party, and (ii) the authorization of any relevant Transactions and any other legal matters relating to Borrower, this Agreement and each other Reimbursement Document to be delivered by Borrower on the 2017 Effective Date, all in form and substance reasonably satisfactory to CME Credit Guarantor.

(d)            CME Credit Guarantor received a certificate of the Secretary or Assistant Secretary of Borrower certifying the names and true signatures of the officers or directors of Borrower authorized to sign this Agreement and the other Reimbursement Documents to be delivered by Borrower on the 2017 Effective Date.

(e)            No Default or Event of Default had occurred and was continuing on the 2017 Effective Date and none will result from the 2017 Transactions.

(f)            Each of the representations and warranties made by any Reimbursement Party set forth in Article III hereof or in any other Reimbursement Document was true and correct in all material respects (unless such representation or warranty is already qualified by materiality, in which case, such representation or warranty was be true and correct in all respects) on and as of the 2017 Effective Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they were true and correct in all material respects (unless such representation or warranty is already qualified by materiality, in which case, such representation or warranty were true and correct in all respects) as of such earlier date.

(g)            Borrower shall cause CET 21 to deliver to the Trustee under the 2017 Notes Indenture the Redemption Notice and Borrower shall provide evidence thereof to CME Credit Guarantor.

(h)            CME Credit Guarantor received from Borrower a written opinion (addressed to CME Credit Guarantor and dated the 2017 Effective Date) of (i) DLA Piper UK LLP, U.S. counsel for the Reimbursement Parties with respect to this Agreement and the Guarantee, (ii) DLA Piper UK LLP, U.K. counsel for the Reimbursement Parties with respect to the Amended Intercreditor Agreement, (iii) Conyers Dill & Pearman, Bermuda counsel for the Reimbursement Parties with respect to this Agreement and the Borrower Pledge Agreement, and (iv) Loyens and Loeff N.V., Dutch and Curaçao counsel for the Reimbursement Parties in respect of the Pledge Agreements, in each case in form and substance reasonably satisfactory to CME Credit Guarantor.

(i)             CME Credit Guarantor received from the Reimbursement Parties such documents and certificates as CME Credit Guarantor reasonably requested relating to the authorization of any relevant Transactions and any other legal matters relating to such Reimbursement Party and the Reimbursement Documents which such Reimbursement Party is party, all in form and substance reasonably satisfactory to CME Credit Guarantor.

(j)             CME Credit Guarantor received a certificate of the managing director of each Reimbursement Party certifying the name and true signature of the managing director of such Reimbursement Party authorized to sign the Reimbursement Documents to which such Reimbursement Party is party.

(k)            CME Credit Guarantor received a certificate from Borrower, dated the 2017 Effective Date, and signed by a Responsible Officer, confirming compliance with the conditions set forth in paragraphs (a), (e), (f) and (o) of this Section 4.01.

(l)             CME Credit Guarantor (or its counsel) received from Borrower a copy of Borrower’s Business Plan on or before the 2017 Effective Date.

(m)           CME Credit Guarantor received from each Reimbursement Party all documents and instruments required by law or reasonably requested by CME Credit Guarantor to be filed, registered or recorded to create or perfect the Security intended to be created under the Security Documents.

(n)            CME Credit Guarantor received from Borrower, audited financial and unaudited quarterly financial statements for the fiscal year and fiscal quarter, respectively, most recently ended for which financial statements are available and Borrower’s Business Plan.

(o)  (i) No Default or Event of Default had occurred and was continuing on the 2017 Effective Date under the Term Loan Credit Agreement and the Revolving Loan Credit Agreement, and (ii) each of the representations and warranties made by any Loan Party (as defined in the Term Loan Credit Agreement and the Revolving Loan Credit Agreement, as applicable) set forth in Article III of the Term Loan Credit Agreement and Revolving Loan Credit Agreement, as applicable, or in any other Loan Document (as defined in the Term Loan Credit Agreement and the Revolving Loan Credit Agreement, as applicable) was true and correct in all material respects (unless such representation or warranty is already qualified by materiality, in which case, such representation or warranty was be true and correct in all respects) on and as of the 2017 Effective Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they were true and correct in all material respects (unless such representation or warranty is already qualified by materiality, in which case, such representation or warranty were true and correct in all respects) as of such earlier date.

ARTICLE V

COVENANTS

From the 2017 Effective Date with respect to each covenant contained in this Article V, in each case until each CME Credit Guarantee has expired or been terminated and any Guarantee Reimbursement Amount, Guarantee Fee, Commitment Fee and all other fees, expenses and other Obligations payable hereunder shall have been paid in full, Borrower covenants and agrees (as to itself and as to each other Reimbursement Party or Subsidiary, as applicable) with CME Credit Guarantor that:

Section 5.01          Information Undertakings.

(a)            Financial Statements. Borrower shall supply to CME Credit Guarantor:

(i)                  as soon as the same become available, but in any event within 90 days after:

(1)	the end of the Financial Year ending on December 31, 2014; and

(2)	the end of each subsequent Financial Year,

the audited consolidated financial statements of Borrower for that Financial Year; and

(ii)                as soon as they are available, but in any event within 45 days after:

(1)	the end of the Accounting Quarter ending on September 30, 2014; and

(2)	the end of each subsequent Accounting Quarter,

the unaudited consolidated financial statements of Borrower for that Accounting Quarter and the Relevant Period ending on or about the last day of that Accounting Quarter (excluding the financial statements for any Accounting Quarter or Relevant Period ending on December 31).

(b)  Compliance Certificate.

(i)            Borrower shall supply to CME Credit Guarantor, with each set of financial statements of Borrower delivered pursuant to paragraph (a)(i) or (a)(ii) of this Section 5.01, a Compliance Certificate (1) setting out (in reasonable detail) computations as to compliance with Sections 5.04(a), 5.16(b)(i), 5.17(a), 5.18(b)(i), 5.18(b)(ii), paragraph (f) of the definition of “Permitted Guarantee”, paragraph (e) of the definition of “Permitted Investment” and paragraphs (b) and (l) of the definition of “Permitted Security”, in each case as at the date as at which those financial statements were drawn up, (2) describing (in reasonable detail) any changes in the corporate structure of the Group (including the incorporation of new entities) for the Relevant Period not previously disclosed in writing to CME Credit Guarantor and (3) stating whether or not a Default or Event of Default has occurred, and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto.

(ii)           Each Compliance Certificate shall be signed by two (2) Responsible Officers of Borrower.

(c)            Requirements as to Financial Statements.

(i)            Borrower shall procure that each set of its Annual Financial Statements and Quarterly Financial Statements includes a balance sheet, profit and loss account and cashflow statement.

(ii)            Each set of financial statements delivered pursuant to Section 5.01(a):

(1)            shall be certified by a Responsible Officer as fairly presenting, in all material respects its financial condition and operations as at the date as at which those financial statements were drawn up and, in the case of the Annual Financial Statements, shall be accompanied by a report from the Auditors and accompanying those Annual Financial Statements; and

(2)            shall be prepared using GAAP, and using further accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements and Borrower’s Business Plan, unless, in relation to any set of financial statements, Borrower notifies CME Credit Guarantor that there has been a change in GAAP or the accounting practices and it and, if requested by CME Credit Guarantor and subject to sub-paragraph (iii) below, its Auditors deliver to CME Credit Guarantor: (A) a description of any change necessary for those financial statements to reflect GAAP or accounting practices upon which Borrower’s Business Plan or, as the case may be, relevant Original Financial Statements were prepared and (B) sufficient information, in form and substance as may be reasonably required by CME Credit Guarantor, to enable CME Credit Guarantor to determine whether Section 5.04 has been complied with and to make an accurate comparison between the financial position indicated in those financial statements and Borrower’s Business Plan and/or Original Financial Statements.

Any reference in this Agreement to any financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which Borrower’s Business Plan or, as the case may be, the Original Financial Statements were prepared.

(iii)         Any requirement for the Auditors of Borrower to deliver the information required to be delivered under sub-paragraphs (ii)(1) and (ii)(2) above and sub-paragraph (iv) below will be subject to CME Credit Guarantor agreeing to any necessary hold harmless or other similar letters with them.

(iv)         If an Event of Default is continuing, CME Credit Guarantor may notify Borrower that it wishes to discuss the financial position of the Guarantee Reimbursement Amount with the Auditors and stating the questions or issues that CME Credit Guarantor wishes to discuss.  In this event, Borrower must ensure that the Auditors are authorized (at the expense of Borrower):

(1)            to discuss the financial position of the relevant Reimbursement Party with CME Credit Guarantor on request from CME Credit Guarantor; and

(2)            to disclose to CME Credit Guarantor any information which CME Credit Guarantor may reasonably request.

(d)            Budget.

(i)            Borrower shall supply to CME Credit Guarantor, as soon as it becomes available but in any event with 45 days after the start of each of its Financial Years (or such earlier time as is set forth in Section 5.04(b)(iv)), an annual Budget for that Financial Year.

(ii)           Borrower shall ensure that each Budget under paragraph (b) of the definition thereof:

(1)            is in a form reasonably acceptable to CME Credit Guarantor and includes a projected consolidated profit and loss, balance sheet and cashflow statement for the Group, and projected financial covenant calculations and a twelve (12) month cashflow forecast for the Group; and

(2)            is prepared in accordance with GAAP and the accounting practices and financial reference periods applied to financial statements under Section 5.01(a).

(iii)          If Borrower updates or changes the Budget or the Budget has previously not been approved by the Board, Borrower shall within not more than ten (10) Business Days of the update or change being made or approval by the Board being granted deliver to CME Credit Guarantor, such updated or changed or approved Budget together with a written explanation of the main changes in that Budget.

(e)            Presentations.  If CME Credit Guarantor reasonably suspects a Default is continuing or may have occurred or may occur, upon request by CME Credit Guarantor giving reasonable notice, an officer of Borrower shall give a presentation to CME Credit Guarantor about the on-going business and financial performance of the Group.

(f)            Year-end.  Borrower shall procure that:

(i)            each Financial Year-end of each member of the Group falls on December 31; and

(ii)           each Accounting Quarter ends on a Quarter Date.

(g)            Information; Miscellaneous.  Borrower shall supply to CME Credit Guarantor:

(i)            copies of all documents dispatched by Borrower to its shareholders generally (or any class of them) or its senior creditors generally at the same time as they are dispatched;

(ii)           promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group, and which, if adversely determined, are reasonably likely to have a Material Adverse Effect or which involve a potential or alleged liability exceeding in aggregate at any one time $5,000,000 in respect of Borrower and its Subsidiaries;

(iii)         (if and to the extent prepared) the annual combined GAAP financial statements of CET 21 and its Subsidiaries, promptly after such preparation;

(iv)         promptly, such information as CME Credit Guarantor may reasonably require about the Collateral and compliance of the Reimbursement Parties with the terms of any Security Documents; and

(v)          promptly, on request, such further information regarding the financial condition, assets or operations of any member of the Group as CME Credit Guarantor may reasonably request.

Section 5.02         Notices of Material Events.  Borrower will furnish (or cause to be furnished) to CME Credit Guarantor prompt written notice of (i) the occurrence of any Default or Event of Default, (ii) the occurrence of any “default” or “event of default” as such terms are defined in the definitive documents applicable to any Material Indebtedness (including, without limitation, the 2017 PIK Notes Indenture, the 2017 Third Party Credit Agreement, the 2015 Third Party Credit Agreement, if applicable, and 2015 Notes Indenture) and (iii) any material amendments or waivers to the definitive documentation applicable to any Material Indebtedness (including, without limitation, the 2017 PIK Notes Indenture, the 2017 Third Party Credit Agreement, the 2015 Third Party Credit Agreement, if applicable, and the 2015 Notes Indenture).  Each notice delivered under clauses (i) and (ii) of the preceding sentence of this Section 5.02 shall be accompanied by a statement of a Responsible Officer setting forth the details of the Default or Event of Default, in the case of clause (i), or other event, in the case of clause (ii), requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.03         Use of Proceeds.  The 2017 Third Party Loans shall be used by Borrower solely to consummate the 2017 Discharge in order to repay the 2017 Notes at the redemption date thereof.  The 2015 Third Party Loans, or the 2015 Time Warner Loans, as applicable, shall be used by Borrower solely to repay the 2015 Notes at the stated maturity thereof.  No part of the proceeds of the 2017 Third Party Loan, or the 2015 Third Party Loans or the 2015 Time Warner Loans, as applicable, will be used, whether directly or indirectly, for any purpose that entails a violation of any of the regulations of the Board of Governors, including Regulations T, U and X.  Borrower will not request any of the 2017 Third Party Loans, or the 2015 Third Party Loans or the 2015 Time Warner Loans, as applicable, and Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any of the 2017 Third Party Loans, or the 2015 Third Party Loans or the 2015 Time Warner Loans, as applicable, (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

Section 5.04         Financial Covenants.

(a)            Borrower shall ensure that:

(i)            Cashflow Cover. In respect of any test date set forth in the table below, Cashflow Cover shall not be less than the ratio set forth opposite such date in the table below:

Test Date	Minimum Cashflow Cover Ratio
December 31, 2015	0.250 to 1.00
March 31, 2016	0.300 to 1.00
June 30, 2016	0.350 to 1.00
September 30, 2016	0.400 to 1.00
December 31, 2016	0.425 to 1.00
March 31, 2017	0.450 to 1.00
June 30, 2017	0.500 to 1.00
September 30, 2017	0.500 to 1.00
December 31, 2017	0.500 to 1.00
March 31, 2018	0.525 to 1.00
June 30, 2018	0.600 to 1.00
September 30, 2018	0.650 to 1.00
December 31, 2018	0.700 to 1.00
Each Quarter Date thereafter	Levels are set pursuant to Section 5.04(b)(iv)

(ii)            Interest Cover.  In respect of any test date set forth in the table below, Interest Cover shall not be less than the ratio set forth opposite such date in the table below:

Test Date	Minimum Interest Cover Ratio
December 31, 2014	0.60 to 1.00
March 31, 2015	0.65 to 1.00
June 30, 2015	0.65 to 1.00
September 30, 2015	0.65 to 1.00
December 31, 2015	0.75 to 1.00
March 31, 2016	0.75 to 1.00
June 30, 2016	0.80 to 1.00
September 30, 2016	0.80 to 1.00
December 31, 2016	0.85 to 1.00
March 31, 2017	0.85 to 1.00
June 30, 2017	0.90 to 1.00
September 30, 2017	0.90 to 1.00
December 31, 2017	0.95 to 1.00
March 31, 2018	1.00 to 1.00
June 30, 2018	1.10 to 1.00
September 30, 2018	1.25 to 1.00
December 31, 2018	1.35 to 1.00
Each Quarter Date thereafter	Levels are set pursuant to Section 5.04(b)(iv)

(iii)            Consolidated Total Leverage.  In respect of any test date set forth in the table below, Consolidated Total Leverage shall not exceed the ratio set forth opposite such date in the table below:

Test Date	Maximum Consolidated Total Leverage Ratio
December 31, 2014	15.50 to 1.00
March 31, 2015	14.50 to 1.00
June 30, 2015	13.50 to 1.00
September 30, 2015	13.50 to 1.00
December 31, 2015	12.50 to 1.00
March 31, 2016	12.00 to 1.00
June 30, 2016	11.50 to 1.00
September 30, 2016	11.00 to 1.00
December 31, 2016	11.00 to 1.00
March 31, 2017	10.50 to 1.00
June 30, 2017	10.50 to 1.00
September 30, 2017	10.00 to 1.00
December 31, 2017	10.00 to 1.00
March 31, 2018	9.50 to 1.00
June 30, 2018	9.50 to 1.00
September 30, 2018	9.00 to 1.00
December 31, 2018	9.00 to 1.00
Each Quarter Date thereafter	Levels are set pursuant to Section 5.04(b)(iv)

(b)            Covenant Testing, Resetting and 2019 Covenant Level Setting.

(i)            The financial covenants set out in Section 5.04(a) shall be calculated using the consolidated financial statements of Borrower prepared in accordance with GAAP and tested on a consolidated basis by reference to each of the consolidated financial statements of Borrower delivered pursuant to Section 5.01(a) and/or each Compliance Certificate delivered pursuant to Section 5.01(b).

(ii)            For the purpose of calculating the financial covenants set out in Section 5.04(a):

(1)            there shall be included in determining EBITDA for any Relevant Period the earnings before interest, tax, depreciation and amortisation (calculated on the same basis as EBITDA, mutatis mutandis) for the Relevant Period of any company, business or undertaking that is acquired by a member of the Group and is not subsequently sold, transferred or otherwise disposed of during such Relevant Period;

(2)            there shall be excluded in determining EBITDA for any Relevant Period the earnings before interest, tax depreciation and amortization (calculated on the same basis as EBITDA, mutatis mutandis) of any company, business or undertaking that is sold, transferred or otherwise disposed by a member of the Group during such period; provided, however, that in the case of a Permitted Disposal under clause (i) of the defined term “Permitted Disposal”, this paragraph (2) shall not apply if the effect of its application to such clause (i) would be the sole cause of an Event of Default under the financial covenants set out in Section 5.04(a);

(3)            for purposes of determining Consolidated Total Leverage at the end of any Relevant Period the outstanding amount of any Group Borrowings shall be determined using the blended average Euro to Dollar conversion rate used by Borrower across the four applicable fiscal quarters when preparing the Quarterly Financial Statements or Annual Financial Statements, as applicable, for such Relevant Period; and

(4)            for the avoidance of doubt, for purposes of computing Consolidated Total Leverage, the amount of 2017 PIK Notes and the Term Loans outstanding shall be equal to the aggregate principal face amount of such 2017 PIK Notes and the Term Loans outstanding at any such time, without giving effect to the tax treatment or accounting standards used in respect thereof;

(iii)         Financial covenants shall be tested as of the end of each Accounting Quarter of Borrower, beginning with the first full Accounting Quarter of Borrower occurring after the Borrowing Effective Date, set forth in each applicable table in paragraph (a) above.

(iv)        Borrower shall deliver to CME Credit Guarantor on or before December 31, 2018 a Budget and projections for the Financial Year ended December 31, 2019, and thereafter but on or before February 15, 2019, Borrower and CME Credit Guarantor shall negotiate covenant levels on a quarterly basis for 2019 for each of the financial covenant ratios contained in paragraph (a) that include a similar amount of cushion to the Budget numbers as the then existing ratios in paragraph (a) contain.  Until Borrower and CME Credit Guarantor mutually agree to such new ratios, the ratios provided in paragraph (a) above for the Accounting Quarter ended December 31, 2018 shall continue to apply for purposes of compliance with this Section 5.04 during each Accounting Quarter of 2019.

Section 5.05         Authorizations.  Each Reimbursement Party and each other member of the Group shall promptly:

(a)            obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)            upon request, supply certified copies to CME Credit Guarantor of,

any approval by any Authorization (including, without limitation, the Broadcasting Licenses) required under any law or regulation of a Relevant Jurisdiction to:

(i)            enable it to perform its obligations under the Reimbursement Documents;

(ii)          ensure the legality, validity, enforceability or admissibility in evidence of any Reimbursement Document (subject to any necessary translation of such Reimbursement Documents and notarization of any such translation); and

(iii)         carry on its business where failure to obtain, comply or maintain such approval by any Authorization has or is reasonably likely to have a Material Adverse Effect.

Section 5.06         Compliance with Laws.

(a)            Each Reimbursement Party shall (and Borrower shall ensure that each member of the Group will) comply in all respects with (i) all Anti-Corruption Laws and applicable Sanctions to which it is subject and (ii) all other laws to which it is subject, if, in the case of this clause (ii), failure so to comply has or is reasonably likely to have a Material Adverse Effect.

(b)            Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

Section 5.07         Taxation.

(a)            Borrower shall (and shall ensure that each member of the Group will) pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that:

(i)           such payment is being contested in good faith;

(ii)          adequate reserves are being maintained for those Taxes and the costs required to contest them which have been disclosed in its latest financial statements delivered to CME Credit Guarantor under Section 5.01(a); and

(iii)         such payment can be lawfully withheld and failure to pay those Taxes does not have or is not reasonably likely to have a Material Adverse Effect.

(b)            No member of the Group may change its residence for Tax purposes.

Section 5.08         Merger.  No member of the Group shall enter into any amalgamation, demerger, merger, consolidation or corporate reconstruction other than a Permitted Transaction.

Section 5.09         Change of Business.  Borrower shall not, and shall not permit any Subsidiary to, engage in any business other than a Permitted Business.

Section 5.10         Acquisitions.

(a)            Except as permitted under paragraph (b) below, Borrower shall not (and shall ensure that no other member of the Group will) acquire a company or other entity or any shares or securities or a business or undertaking (or, in each case, any interest in any of them).

(b)            Paragraph (a) above does not apply to an acquisition of a company, or other entity, or of shares, securities or a business or undertaking (or, in each case, any interest in any of them):

(i)            where:

(1)	no Event of Default is continuing on the closing date for the acquisition or would occur as a result of the acquisition;

(2)	in the case of acquisition of a company or partnership, it is incorporated with limited liability or is a limited liability partnership and it is engaged in a business substantially the same as that carried on by the Group; and

(3)	the Total Purchase Price for such acquisition, when aggregated with the Total Purchase Price for any other acquisitions under this paragraph (b)(i) does not in any Financial Year of Borrower exceed $5,000,000 or its equivalent;

(ii)          which is a Permitted Acquisition or a Permitted Transaction.

Section 5.11         Joint Ventures.

(a)            Except as permitted under paragraph (b) below, Borrower shall not (and shall ensure that no other member of the Group will):

(i)            enter into, invest in or acquire (or agree to acquire) any shares, stock, securities or other interest in any Joint Venture; or

(ii)            transfer any assets or lend to or guarantee or give an indemnity for or grant any Security for the obligations of a Joint Venture or maintain the solvency of or provide working capital to any Joint Venture (or agree to do any of the foregoing).

(b)            Paragraph (a) above does not apply to any acquisition of (or agreement to acquire) any interest in a Joint Venture or transfer of assets (or agreement to transfer assets) to a Joint Venture or loan made to or guarantee given in respect of the obligations of a Joint Venture if:

(i)            no Event of Default is continuing or would result from such acquisition, transfer, loan or guarantee and:

(1)            the Joint Venture is engaged in a business substantially the same as that carried on by the Group or any reasonable extension of such business; and

(2)            the aggregate Joint Venture Investment in any Financial Year of Borrower in all Joint Ventures does not exceed $5,000,000 or its equivalent;

(ii)          such transaction is permitted under Section 5.10(b)(i) or is a Permitted Acquisition or is otherwise permitted by Section 5.14, or is a Permitted Loan or is otherwise permitted by Section 5.16.

Section 5.12         Pari Passu Ranking.  Each Reimbursement Party shall ensure that at all times any unsecured and unsubordinated claims of CME Credit Guarantor against it under the Reimbursement Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by laws of general application to companies.

Section 5.13         Negative Pledge.  In this Section 5.13, “Quasi-Security” means an arrangement or transaction described in paragraph (b) below.  Except as permitted under paragraph (c) below:

(a)            Borrower shall not (and shall ensure that no other member of the Group will) create or permit to subsist any Security over any of its assets.

(b)            Borrower shall not (and shall ensure that no other member of the Group will):

(i)            sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by a member of the Group;

(ii)           sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)         enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv)         enter into any other preferential arrangement having a similar effect, in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(c)            Paragraphs (a) and (b) above do not apply to any Security or (as the case may be) Quasi-Security, which is:

(i)            a Permitted Security; or

(ii)  a Permitted Transaction.

Section 5.14         Disposals.

(a)            Except as permitted under paragraph (b) below, Borrower shall not (and shall ensure that no other member of the Group will) enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset.

(b)            Paragraph (a) above does not apply to any sale, lease, transfer or other disposal:

(i)            of assets made (x) while no Event of Default is continuing or would result from such sale, lease, transfer or other disposal, (y) for a purchase price where Borrower shall receive not less than 75% of such consideration in the form of cash or Additional Assets and (z) where the higher of the market value and net consideration receivable (when aggregated with the higher of the market value and net consideration received or receivable for any other sale, lease, license, transfer or other disposal made under this paragraph (b)(i)) does not in any Financial Year of Borrower, exceed $5,000,000 or its equivalent, subject (in relation to any asset which constitutes Collateral) to the provisions of the Security Documents;

(ii)           of assets to a member of the Group made while no Event of Default is continuing or would result from such sale, lease, transfer or other disposal; or

(iii)         which is a Permitted Disposal or a Permitted Transaction.

Section 5.15         Arm’s Length Basis.

(a)            Except as permitted by paragraph (b) below, Borrower shall not (and shall ensure that no other member of the Group will) enter into any transaction with any Affiliate other than a member of the Group unless:

(i)            the terms of such transaction are no less favorable to Borrower or such other member of the Group, as the case may be, than those that could be obtained in a comparable transaction at the time of such transaction in arm’s length dealings with a Person who is not such an Affiliate;

(ii)           in the event such transaction involves an aggregate amount in excess of €20 million, the terms of such transaction have been approved by a majority of the members of the Board and by a majority of the members of the Board having no personal stake in such transaction, if any (and such majority or majorities, as the case may be, determines that such transaction satisfies the criteria in paragraph (i) above); and

(iii)         in the event such transaction involves an aggregate amount in excess of €75 million, Borrower has received a written opinion from an independent investment banking firm of internationally recognized standing that such transaction is not materially less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s length basis from a Person that is not an Affiliate.

(b)            The following transactions shall not be a breach of this Section 5.15:

(i)            any cash dividends, redemption of capital or distributions made by a member of the Group to a member of the Group to the extent permitted under Section 5.22;

(ii)           fees, costs and expenses payable under the Reimbursement Documents in the amounts agreed by CME Credit Guarantor;

(iii)         any Permitted Transaction; and

(iv)        any transaction between or among (x) any member of the Group and (y) CME Credit Guarantor and any of its Affiliates, including, without limitation, this Agreement and the Reimbursement Documents, the Revolving Loan Credit Agreement, the Term Loan Credit Agreement, the 2017 PIK Notes Indenture and, if applicable, the 2015 Time Warner Credit Agreement.

Section 5.16          Loans or Credit.

(a)            Except as permitted under paragraph (b) below, Borrower shall not (and shall ensure that no other member of the Group will) be a creditor in respect of any Financial Indebtedness.

(b)            Paragraph (a) above does not apply to:

(i)            a loan made by a member of the Group while no Event of Default is continuing or would result from the making of such loan, which when aggregated with the principal amount of any other loans made under this paragraph does not in any Financial Year of Borrower, exceed $5,000,000 or its equivalent; or

(ii)          a Permitted Loan or a Permitted Transaction.

Section 5.17         No Guarantees or Indemnities.

(a)            Except as permitted under paragraph (b) below, Borrower shall not (and shall ensure that no other member of the Group will) incur or allow to remain outstanding any guarantee or guarantees in respect of any obligation of any person where the maximum aggregate contingent liability of the Group under all such guarantees exceeds $5,000,000 at any time.

(b)            Paragraph (a) does not apply to a guarantee which is:

(i)            a Permitted Guarantee; or

(ii)           a Permitted Transaction.

Section 5.18  Financial Indebtedness.

(a)            Except as permitted under paragraph (b) below, Borrower shall not (and shall ensure that no other member of the Group will) incur or allow to remain outstanding any Financial Indebtedness.

(b)            Paragraph (a) above does not apply to Financial Indebtedness which is:

(i)            incurred while no Event of Default is continuing or would result from such incurrence, the outstanding amount of which does not exceed $7,000,000 (or its equivalent) in aggregate for the Group in any Financial Year of Borrower;

(ii)           incurred while no Event of Default is continuing or would result from such incurrence under finance or capital leases provided that the aggregate capital value of all such items so leased under outstanding leases by members of the Group does not exceed $7,000,000 (or its equivalent in other currencies) at any time; or
(iii)         Permitted Financial Indebtedness or a Permitted Transaction.

Section 5.19         Access.  If an Event of Default is continuing, each Reimbursement Party shall (and Borrower shall ensure that each member of the Group will) permit CME Credit Guarantor and/or accountants or other professional advisers and contractors of CME Credit Guarantor free access at all reasonable times and on reasonable notice at the risk and cost of the applicable Reimbursement Party to (a) the premises, assets, books, accounts and records of each member of the Group and (b) meet and discuss matters with management of the Group.

Section 5.20         Intellectual Property.

(a)            Borrower shall (and shall ensure that each other member of the Group will):

(i)            preserve and maintain the subsistence and validity of the Intellectual Property necessary for the business of members of the Group;

(ii)           use reasonable endeavours to prevent any infringement in any material respect of the Intellectual Property;

(iii)         make registrations and pay all registration fees and taxes necessary to maintain the Intellectual Property owned by it in full force and effect and record its interest in that Intellectual Property;

(iv)         not use or permit the Intellectual Property to be used by it or any relevant member of the Group in a way or take any step or omit to take any step in respect of that Intellectual Property which may materially and adversely affect the existence or value of the Intellectual Property or imperil the right of any relevant member of the Group to use such property; and

(v)          not discontinue the use of the Intellectual Property,

where failure to do so, in the case of paragraphs (i), (ii) and (iii) above, or, in the case of paragraphs (iv) and (v) above, such use, permission to use, omission or discontinuation, is reasonably likely to have a Material Adverse Effect.

(b)            Failure to comply with any part of paragraph (a) above, shall not be a breach of this Section 5.20 to the extent that any dealing with Intellectual Property which would otherwise be a breach of paragraph (a) above is contemplated by the definition of Permitted Transaction.

Section 5.21         Amendments.

(a)            Except as permitted under paragraph (b) below, no Reimbursement Party shall (and Borrower shall ensure that no member of the Group will) amend, vary, novate, supplement, supersede, waive or terminate the constitutional documents of a Reimbursement Party or another member of the Group, the Revolving Loan Credit Agreement, Term Loan Credit Agreement, the 2017 PIK Notes Indenture, the 2017 Third Party Credit Agreement, the 2015 Third Party Credit Agreement or the 2015 Time Warner Credit Agreement, as applicable, the 2017 Notes Indenture or the 2015 Notes Indenture, in each case in any manner adverse to CME Credit Guarantor in any material respect.

(b)            Paragraph (a) does not apply to any amendment, variation, novation, supplement, superseding, waiver or termination to which CME Credit Guarantor consents.

Section 5.22         Restricted Payments.

(a)            Except as permitted by paragraph (b) below, Borrower shall not (and Borrower shall ensure that no member of the Group will) directly or indirectly:

(i)            declare or pay any dividend or make any distribution (including any payment in connection with any merger, amalgamation or consolidation involving Borrower or any Subsidiary of Borrower) on or in respect of its Capital Stock except:

(1)            dividends or distributions payable solely in Capital Stock of Borrower (other than Disqualified Stock) or in options or warrants or other rights to purchase such Capital Stock of Borrower; and

(2)            dividends or distributions payable to Borrower or a Subsidiary of Borrower (and, if such Subsidiary has shareholders other than Borrower or other Subsidiaries of Borrower, to its other shareholders on a pro rata basis);

(ii)           purchase, redeem, retire or otherwise acquire for value any Capital Stock of Borrower held by Persons other than Borrower or a Subsidiary of Borrower (other than in exchange for Capital Stock of Borrower (other than Disqualified Stock));

(iii)         purchase, repurchase, prepay, repay, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligations (other than the purchase, repurchase, prepayment or repayment redemption, defeasance or other acquisition or retirement of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition); or

(iv)         make any Restricted Investment in any Person;

(any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Restricted Investment referred to in clauses (i) through (iv) shall be referred to herein as a “Restricted Payment”).

(b)            Paragraph (a) above does not apply to:

(i)            so long as no Default or Event of Default has occurred and is continuing or would result therefrom, the purchase, redemption or other acquisition, cancellation or retirement for value of Capital Stock, or options, warrants, equity appreciation rights or other rights to purchase or acquire Capital Stock of Borrower or any Subsidiary of Borrower or any parent of Borrower held by any existing or former employees or management of Borrower or any Subsidiary of Borrower or their assigns, estates or heirs, in each case in connection with the repurchase provisions under employee stock option or stock purchase agreements or other agreements to compensate management employees; provided that such redemptions or repurchases pursuant to this clause from and after February 28, 2014 will not exceed $3,000,000 in the aggregate for all such redemptions and repurchases;

(ii)           repurchases of Capital Stock deemed to occur upon the exercise of stock options, warrants or other convertible securities if such Capital Stock represents a portion of the exercise price thereof or withholding tax thereon; and

(iii)         the issuance of Capital Stock other than Disqualified Stock upon conversion of the 2015 Notes.

Section 5.23         Additional Guarantees.  Borrower shall cause each Subsidiary that is not a Subsidiary Guarantor that, after the 2017 Effective Date, guarantees the 2017 PIK Notes, the 2015 Notes or any other Financial Indebtedness incurred by Borrower, CME NV or CME BV under a credit facility or in connection with a capital markets transaction, in each case including any refinancing thereof, to simultaneously or prior thereto provide a guarantee on substantially the same terms and conditions as those set forth in Exhibit A to the Guarantee.  Notwithstanding the foregoing, Borrower shall not be obligated to cause such Subsidiary to guarantee payment of the Guarantee Reimbursement Amount to the extent that the grant of such Guarantee would not be consistent with applicable laws or would be reasonably likely to result in any liability for officers, directors or shareholders of such Subsidiary.

Section 5.24         Specified Asset Sales.  Without limiting the requirements of Section 5.14, if Borrower or any of its Subsidiaries receives any Net Available Cash from any asset disposition permitted under Section 5.14(b)(i) (due to waiver by CME Credit Guarantor) or any Net Insurance/Condemnation Proceeds, in each case, in a single transaction or a series of related transactions in excess of $5,000,000 or its equivalent in any Financial Year, Borrower shall, no later than the twentieth Business Day following the receipt of such Net Available Cash or such Net Insurance/Condemnation Proceeds (the “Scheduled Prepayment Date”), apply an amount equal to 100% of such Net Available Cash or Net Insurance/Condemnation Proceeds in excess of such thresholds as follows:

(a)            first,

(i)            if the 2017 PIK Priority Condition exists, to offer to prepay the outstanding 2017 PIK Notes as provided under Section 4.9 of the 2017 PIK Notes Indenture, and to the extent that any “Excess Proceeds” (as defined in the 2017 PIK Indenture) remain following such application of funds on the Asset Disposition Purchase Date (as defined in the 2017 PIK Indenture), then Borrower shall apply such remaining amount to prepay the 2015 Time Warner Loans, if outstanding, and the Term Loans, on a pro rata basis;

(ii)           if the 2017 PIK Priority Condition does not exist, to prepay, the 2015 Time Warner Loans, if outstanding, and the Term Loans on a pro rata basis;

(b)            second, to repay any Revolving Loans (accompanied by a permanent reduction in commitments thereunder); and

(c)            third, to prepay the 2017 Third Party Loans and the 2015 Third Party Loans, if applicable, on a pro rata basis;

provided if prior to the Scheduled Prepayment Date, Borrower notifies CME Credit Guarantor of its intention to reinvest such Net Available Cash or Net Insurance/Condemnation Proceeds in Additional Assets (other than current Additional Assets), then so long as no Event of Default then exists, Borrowers shall not be required to make a prepayment under this Section 5.24 in respect of such Net Available Cash or Net Insurance/Condemnation Proceeds to the extent such Net Available Cash or Net Insurance/Condemnation Proceeds are reinvested by the Reinvestment Prepayment Date; provided, however, that if any Net Available Cash Net Proceeds or Net Insurance/Condemnation Proceeds have not been so reinvested by the Reinvestment Prepayment Date, Borrower shall make the prepayment  on the Reinvestment Prepayment Date with the Net Available Cash or Net Insurance/Condemnation Proceeds not so reinvested as set forth in clauses (a)(ii), (b) and (c) above.

Section 5.25         2015 Refinancing Covenant.  Borrower and its Subsidiaries will not directly or indirectly refinance the 2015 Notes except through the 2015 Transactions as contemplated under the Commitment Letter.

ARTICLE VI

EVENTS OF DEFAULT

Section 6.01  Events of Default. If any of the following events (each an “Event of Default”) shall occur:

(a)            non-payment of, without duplication, the Obligations (other than interest, which is covered by paragraph (b) below), including any Guarantee Reimbursement Amount, Guarantee Fee or Commitment Fee, when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)            non-payment of any interest on any Guarantee Reimbursement Amount, Guarantee Fee, Commitment Fee or other amount payable under the Reimbursement Documents, within three (3) Business Days after the same shall become due and payable;

(c)            any representation or warranty made or deemed made by the Reimbursement Parties in Article III hereof or in any other Reimbursement Document, or in any amendment hereof or thereof, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Reimbursement Document or any amendment hereof or thereof, shall prove to have been incorrect in any material respect when made or deemed made;

(d)            the Reimbursement Parties shall fail to observe or perform (i) any covenant, condition or agreement contained in Section 5.01(a), Section 5.01(b), Section 5.01(d), Section 5.01(g)(ii), Section 5.05(b) and Section 5.09; provided that no Event of Default under this clause (i) will occur if the failure to comply is capable of remedy and is remedied within five (5) Business Days of the earlier of (A) CME Credit Guarantor giving notice to Borrower and (B) Borrower becoming aware of the failure to comply or (ii) any covenant, condition or agreement contained in Section 5.02, Section 5.03, Section 5.04, Section 5.05(a), Section 5.08, Section 5.10, Section 5.11, Section 5.13, Section 5.14, Section 5.16, Section 5.17, Section 5.18, Section 5.22 ,  Section 5.23, Section 5.24 and Section 5.25;

(e)            the Reimbursement Parties shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those contained in paragraphs (a), (b) or (d) above), and such failure shall continue unremedied for a period of 30 days after written notice thereof from CME Credit Guarantor to Borrower;

(f)            (i) an “event of default” shall occur under the 2017 PIK Notes Indenture (regardless of whether subsequently waived) the 2015 Notes Indenture, the Revolving Loan Credit Agreement, the Term Loan Credit Agreement, the 2017 Third Party Credit Agreement or the 2015 Third Party Credit Agreement or 2015 Time Warner Credit Agreement, as applicable, in each case as such term is defined therein, (ii) the principal amount of any other Material Indebtedness is not paid at the maturity thereof (whether at stated maturity, acceleration or otherwise) or (iii) a default shall occur under any other Material Indebtedness which results in the acceleration of such other Material Indebtedness prior to the stated maturity thereof;

(g)            an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, winding-up, reorganization or other relief in respect of any Reimbursement Party or Significant Subsidiary or its debts, or of a substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect (“Bankruptcy Law”) or (ii) the appointment of a receiver, liquidator, trustee, custodian, sequestrator, conservator, compulsory manager or similar official for any Reimbursement Party or Significant Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 consecutive days or a final, not temporary or interim, unappealable order or decree approving or ordering any of the foregoing shall be entered;

(h)            any Reimbursement Party or Significant Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, winding-up, reorganization or other relief under any Bankruptcy Law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in paragraph (g) of this Article, (iii) apply for or consent to the appointment of a receiver, liquidator, trustee, custodian, sequestrator, conservator, compulsory manager or similar official for any Reimbursement Party or Significant Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(i)             any Reimbursement Party or Significant Subsidiary is unable or shall admit in writing its inability to pay its debts generally;

(j)              Borrower or any of its Significant Subsidiaries fails to satisfy any final and non-appealable judgment or arbitral award against it or its assets made by any competent court or tribunal to which it or its assets is or are subject, where the amount of relief from, and/or a liability (including, without limitation, any pre- and/or post-judgment interest but excluding any award in respect of costs or relevant proceedings) under such judgment or award, of Borrower and any of its Significant Subsidiaries as a whole is at any time in aggregate amount at least $25,000,000 (or its equivalent in any currency);

(k)             a Change of Control shall occur; provided that such Change of Control shall not have been caused directly or indirectly by any action taken by Time Warner Inc. or any of its Affiliates;

(l)              this Agreement or any other Reimbursement Document shall at any time and for any reason be declared by a court of competent jurisdiction to be null and void, or a proceeding shall be commenced by any Reimbursement Party or any other person, or by any Governmental Authority, seeking to establish the invalidity or unenforceability thereof (exclusive of questions or interpretation of any provision thereof), or any Reimbursement Party shall repudiate or deny any portion of its financial obligation under this Agreement or any other Reimbursement Document; or

(m)            any security interest and Security purported to be created by any Security Document with respect to any Collateral shall cease to be in full force and effect, or shall cease to give CME Credit Guarantor the Security, rights, powers and privileges purported to be created and granted under such Security Document (including a perfected security interest in and Security on all of the Collateral thereunder in the manner provided for in the Amended Intercreditor Agreement) in favor of CME Credit Guarantor, or shall be asserted by Borrower or any other Reimbursement Party not to be a valid, perfected, security interest in or Security on the Collateral covered thereby in the manner provided for in the Amended Intercreditor Agreement; or

then, and in every such event, and at any time thereafter during the continuance of such event, CME Credit Guarantor may, by notice to Borrower, take any of the following actions, at the same or different times:

(i)              CME Credit Guarantor may declare all Obligations (whether direct or contingent) payable hereunder to be, and such amounts shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Borrower.

(ii)             CME Credit Guarantor shall be entitled to apply, sell or otherwise liquidate and realize upon any and all funds, assets or property in any such collateral accounts in satisfaction of the Obligations.

(iii)            CME Credit Guarantor shall be entitled to set off against any or all the Obligations any amounts then owing by CME Credit Guarantor to Borrower (whether or not matured, whether or not contingent, and regardless of the currency, place of payment and booking office).

(iv)            Subject to the Intercreditor Agreement, CME Credit Guarantor may do any acts which it deems proper to protect the Collateral as security hereunder, and collect and sue upon the Collateral and receive any payments due thereon or any damages thereunder, and apply all sums received in connection with the Collateral to the payment of the Obligations in such order as CME Credit Guarantor shall determine.

(v)            Subject to the Intercreditor Agreement, CME Credit Guarantor shall be entitled to exercise, or cause the exercise of, Borrower’s rights under or in respect of any Collateral.

(vi)           CME Credit Guarantor shall be entitled to exercise or cause the exercise of any other rights or remedies provided herein, in any document or instrument delivered pursuant hereto, under any other agreement or under applicable law.

(vii)         Notwithstanding anything to the contrary contained above, in case of any event described in paragraphs (g) or (h) of this Article, all Obligations (whether direct or contingent) payable hereunder to be, and such amounts shall automatically become, immediately due and payable and required to be deposited in the collateral accounts without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Borrower.

If the Collateral is insufficient to cover the payment in full of all Obligations, Borrower shall remain liable for any deficiency.

The powers conferred on CME Credit Guarantor hereunder are solely for its benefit and do not impose any duty on CME Credit Guarantor to exercise any such powers.  Following an Event of Default, CME Credit Guarantor shall have no duty of care as a secured party hereunder to Borrower as to any Collateral or with respect to the taking of any necessary steps to preserve rights against other parties or any other obligations pertaining to the Collateral, other than as may be expressly required by the applicable law.

Borrower hereby expressly waives, to the fullest extent permitted by law, every statute of limitation, right of redemption, any moratorium or redemption period, any limitation on a deficiency judgment, and any right which it may have to direct the order in which any of the Collateral shall be disposed of in the event of any disposition pursuant hereto.

The rights of CME Credit Guarantor provided for herein are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law.

ARTICLE VII
[INTENTIONALLY OMITTED]

ARTICLE VIII

MISCELLANEOUS

Section 8.01         Notices.

(a)            Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices, demands, requests, consents and other communications provided for in this Agreement shall be given in writing, or by any telecommunication device capable of creating a written record (including electronic mail), and shall be deemed validly given upon personal delivery or one day after being sent by overnight courier service and, if sent by facsimile, to the extent transmitted by 3:00 pm (local time of recipient) on a Business Day, will be deemed to have been received on that Business Day, and if transmitted by facsimile after 3:00 pm (local time of the recipient) on a Business Day or any other day, then on the Business Day next following the day of transmittal (so long as for notices or other communications sent by facsimile, the transmitting facsimile machine records electronic conformation of the due transmission of the notice), at the following address or facsimile number, or at such other address or facsimile number as a party may designate to the other parties:

(i)	if to Borrower or any other Reimbursement Party:
Central European Media Enterprises Ltd.
c/o CME Media Services Ltd.
Kříženeckého náměstí 1078/5
152 00 Prague 5 - Barrandov
Czech Republic
Facsimile:                + 420-242-464-483
Attention:               Legal Counsel

with a copy to (which shall not constitute notice):
DLA Piper LLP (US)
1251 Avenue of the Americas
New York, NY 10020
Attention:               Jeffrey A. Potash
Tony Lopez
Facsimile:                + 1 (212) 335-4510; and

(ii)            if to CME Credit Guarantor: Time Warner Inc., to it at One Time Warner Center, New York, NY 10019, Attention Chief Financial Officer (Facsimile No. + 1 (212) 484-7175), with copies to its General Counsel (Facsimile No. + 1 (212) 484-7167) and its Treasurer (Facsimile No. + 1 (212) 484-7151), (x) Steve Kapner (Facsimile No. (212) 484-7151) and (y) Lee Galvez (Facsimile No. (212) 484-7151).

(b)            CME Credit Guarantor or Borrower may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c)            Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

Section 8.02         Waivers; Amendments.  Neither this Agreement nor any other Reimbursement Document nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by Borrower and CME Credit Guarantor.

Section 8.03         Expenses; Indemnity; Damage Waiver.

(a)            The Reimbursement Parties shall pay (i) all reasonable invoiced out‑of‑pocket expenses incurred by CME Credit Guarantor, including the reasonable and documented fees, charges and disbursements of counsel for CME Credit Guarantor, in connection with any amendments, modifications or waivers of the provisions of the Reimbursement Documents (whether or not the transactions contemplated thereby shall be consummated), (ii) all documented out‑of‑pocket expenses invoiced to and incurred by CME Credit Guarantor, including the fees, charges and disbursements of any counsel for CME Credit Guarantor, in connection with the enforcement or protection of their rights in connection with this Agreement, including its rights under this Section, or in connection with the CME Credit Guarantees, including all such out‑of‑pocket expenses incurred during any workout, restructuring or negotiations in respect of such CME Credit Guarantees and (iii) fees of CME Credit Guarantor in connection with the administration of the Reimbursement Documents.

(b)  Borrower agrees, to the fullest extent permitted by law, to indemnify and hold harmless CME Credit Guarantor and each Related Party of any of the foregoing Persons (the “Indemnified Parties”) from and against any and all claims, damages, losses, liabilities, costs, penalties, fees and expenses (including reasonable fees and disbursements of counsel) of any kind or nature whatsoever for which any of them may become liable or which may be incurred by or asserted against any of the Indemnified Parties (other than claims and related damages, losses, liabilities, costs, penalties, fees and expenses made by CME Credit Guarantor (or its successors or assignees) against CME Credit Guarantor (or its successors or assignees), as applicable) arising out of, related to or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) the execution or delivery of any Reimbursement Document or any other document or instrument contemplated thereby, the performance by the Reimbursement Parties of their respective obligations thereunder, or the consummation of the transactions contemplated thereby, (ii) any violation by Borrower or any Subsidiary of Borrower of any Environmental Law or any other law, rule, regulation or order or (iii) the actual funding of the Guarantee Reimbursement Amount (EXCLUDING ANY SUCH CLAIM, DAMAGE, LOSS, LIABILITY, COST, PENALTY, FEE OR EXPENSE SOUGHT TO BE RECOVERED BY ANY INDEMNIFIED PARTY TO THE EXTENT SUCH CLAIM, DAMAGE, LOSS, LIABILITY, COST, PENALTY, FEE OR EXPENSE HAS BEEN DETERMINED BY A FINAL NON‑APPEALABLE JUDGMENT OF A COURT OF COMPETENT JURISDICTION TO HAVE SOLELY RESULTED BY REASON OF THE GROSS NEGLIGENCE, BAD FAITH OR WILLFUL MISCONDUCT OF SUCH INDEMNIFIED PARTY. IT IS THE INTENT OF THE PARTIES HERETO THAT EACH INDEMNIFIED PARTY SHALL, TO THE EXTENT PROVIDED IN THIS SECTION 8.03(b), BE INDEMNIFIED FOR ITS OWN ORDINARY, SOLE OR CONTRIBUTORY NEGLIGENCE. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 8.03(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Reimbursement Party, its directors, shareholders or creditors, any Indemnified Party or any other Person, whether or not any Indemnified Party is otherwise a party thereto and whether or not the Transaction is consummated.

(c)            To the fullest extent permitted by applicable law, no Reimbursement Party shall assert, and each Reimbursement Party hereby waives, any claim against any Indemnified Party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Reimbursement Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, the Loan or the use of the proceeds thereof.  No Indemnified Party referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Reimbursement Documents or the transactions contemplated hereby or thereby.

(d)            All amounts due under this Section 8.03 shall be payable not later than three (3) Business Days after written demand therefor, such demand to be in reasonable detail setting forth the basis for and method of calculation of such amounts.

Section 8.04         Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby.  Borrower may not assign or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of CME Credit Guarantor.  CME Credit Guarantor may assign its rights hereunder without the prior consent of Borrower.

Section 8.05         Survival.  All covenants, agreements, representations and warranties made by the Reimbursement Parties herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement, regardless of any investigation made by any such other party or on its behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on the Guarantee Reimbursement Amount or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the CME Credit Guarantees have not expired or terminated.  The provisions of Sections 8.03 and 8.12 shall survive and remain in full force and effect regardless of the consummation of the Transactions, the repayment of the Guarantee Reimbursement Amount, the expiration or termination of the CME Credit Guarantee or the termination of this Agreement or any provision hereof.

Section 8.06         Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and any separate letter agreements with respect to fees payable to CME Credit Guarantor constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  This Agreement shall become effective on the 2017 Effective Date, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 8.07        Severability.  Any provision of this Agreement or the Reimbursement Documents held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 8.08         Governing Law; Jurisdiction; Consent to Service of Process.

(a)            This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b)            Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court.  To the extent that any Reimbursement Party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, such Reimbursement Party hereby irrevocably waives such immunity in respect of its obligations under this Agreement.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that CME Credit Guarantor may otherwise have to bring any action or proceeding relating to this Agreement against Borrower or any Subsidiary Guarantor or any of their respective properties in the courts of any jurisdiction (i) to enforce a judgment obtained in accordance with this Section or (ii) to proceed against the Collateral under any Security Document.

(c)            Each Reimbursement Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section 8.08.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)            Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.01.  In addition, each Reimbursement Party hereby irrevocably designates, appoints and empowers CT Corporation System, the principal office of which is 111 Eighth Avenue, New York, NY 10011 (the “Process Agent”), in the case of any suit, action or proceeding brought in the United States as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any kind and all legal process, summons, notices and documents that may be served in any action or proceeding arising out of or in connection with this Agreement or any other Reimbursement Document.  By executing this Agreement, each Reimbursement Party hereby confirms that the Process Agent irrevocably accepts such designation, appointment and agency, which shall remain in full force and effect until such time that a notice is delivered by the Process Agent and each Reimbursement Party to CME Credit Guarantor (in form and substance reasonably satisfactory to CME Credit Guarantor) stating that the Process Agent will no longer be serving as Process Agent, at which time each Reimbursement Party shall designate a replacement Process Agent satisfactory to CME Credit Guarantor (and deliver the appropriate documentation in respect thereof as reasonably requested by CME Credit Guarantor).  Such service may be made by mailing (by registered or certified mail, postage prepaid) or delivering a copy of such process to such Person in care of the Process Agent at the Process Agent’s above address, and such Person hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf.  As an alternative method of service, each Reimbursement Party irrevocably consents to the service of any and all process in any such action or proceeding by the mailing (by registered or certified mail, postage prepaid) of copies of such process to the Process Agent or such Person at its address specified in Section 8.01.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 8.09         Waiver of Jury Trial.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 8.10         Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 8.11         Confidentiality.

(a)            Time Warner Inc. and Borrower agree to maintain confidentiality in the manner set forth in the Confidentiality Agreement.

(b)            CME Credit Guarantor agrees to maintain the confidentiality of the Information and not to disclose or permit its disclosure to any Person, for a period of at least one (1) year following the termination of this Agreement, except that Information may be disclosed (a) to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by or legally obligated to disclose it pursuant to a request of any regulatory authority or Governmental Authority purporting to have jurisdiction over it (including any self‑regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Reimbursement Document or any action or proceeding relating to this Agreement or any other Reimbursement Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions no less restrictive than those of this Section, to (i) any assignee of, or any prospective assignee of, any of its rights or obligations under this Agreement or (ii) any actual or prospective party (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives) to any swap, derivative or other similar transaction under which payments are to be made by reference to Borrower and its obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency, or (ii) the CUSIP Service Bureau or any similar organization, (h) with the consent of Borrower or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to CME Credit Guarantor or any of its respective Affiliates on a non‑confidential basis from a source other than Borrower.

(c)            For purposes of this Section, “Information” means all information received at any time prior to the 2017 Effective Date and afterwards from Borrower or any of its Subsidiaries relating to Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to CME Credit Guarantor on a non‑confidential basis prior to disclosure by Borrower or any of its Subsidiaries, provided that, in the case of information received from Borrower or any of its Subsidiaries after the 2017 Effective Date, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section 8.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information, and at least reasonable care.

Section 8.12         Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Guarantee Reimbursement Amount, Guarantee Fee or Commitment Fee, together with all fees, charges and other amounts which are treated as interest on such Guarantee Reimbursement Amount, Guarantee Fee or Commitment Fee under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by CME Credit Guarantor in accordance with applicable law, the rate of interest payable in respect of any Guarantee Reimbursement Amount, Guarantee Fee or Commitment Fee hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of any such Guarantee Reimbursement Amount, Guarantee Fee or Commitment Fee but were not payable as a result of the operation of this Section 8.12 shall be cumulated and the interest and Charges payable to such Lender in respect of other periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together (to the extent lawful) with interest thereon to the date of repayment, shall have been received by CME Credit Guarantor.

Section 8.13         No Waiver; Remedies.  No failure on the part of any party hereto to exercise, and no delay in exercising, any right under this Agreement or any other Reimbursement Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.  The remedies of CME Credit Guarantor provided in this Agreement are cumulative and not exclusive of any remedies that they would otherwise have.

Section 8.14         Judgment Currency.

(a)            The Reimbursement Parties’ obligations hereunder and under the other Reimbursement Documents to make payments in Dollars (pursuant to such obligation, the “Obligation Currency”) shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by CME Credit Guarantor of the full amount of the Obligation Currency expressed to be payable to CME Credit Guarantor under this Agreement or the other Reimbursement Documents.  If, for the purpose of obtaining or enforcing judgment against any Reimbursement Party in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in the Obligation Currency, the conversion shall be made at the rate of exchange (as quoted by CME Credit Guarantor or if CME Credit Guarantor does not quote a rate of exchange on such currency, by a known dealer in such currency designated by CME Credit Guarantor) determined, in each case, as of the Business Day immediately preceding the day on which the judgment is given (such Business Day being hereinafter referred to as the “Judgment Currency Conversion Date”).

(b)            If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, the Reimbursement Parties covenant and agree to pay, or cause to be paid, either (i) such additional amounts, if any (but in any event not a lesser amount) as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date, or (ii) such amount, in the Obligation Currency, equal to the amount of the applicable judgment denominated in Judgment currency, converted to the Obligation Currency in accordance with the Judgment Currency Conversion Date.

(c)            For purposes of determining the rate of exchange for this Section 8.14, such amounts shall include any premium and costs payable in connection with the purchase of the Obligation Currency.

Section 8.15         Independence of Covenants.  All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or Event of Default if such action is taken or condition exists.

Section 8.16        No Personal Liability of Directors, Officers, Employees, Incorporators or Stockholders.  No director, officer, employee, incorporator or shareholder of Borrower, or any of its Subsidiaries, as such, shall have any liability for any obligations of Borrower or any of its Subsidiaries with respect to the Guarantee Reimbursement Amount, this Agreement or the Guarantees hereof, or for any claim based on, in respect of, or by reason of, such obligation or their creation.  CME Credit Guarantor waives and releases all such liability.  The waiver and release are part of the consideration for Borrower’s entry into this Agreement.

[Signature Pages to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD, as Borrower

By:	/s/ David Sturgeon
Name: David Sturgeon
Title: Chief Financial Officer

[ Reimbursement Agreement - Signature Page]

TIME WARNER INC., as CME Credit Guarantor and Agent

By:	/s/ Edward B. Ruggiero
Name: Edward B. Ruggiero
Title: Senior Vice President & Treasurer

[ Reimbursement Agreement - Signature Page]

SCHEDULE 3.08

Filing or Stamp Tax

Curaçao stamp tax (zegelbelasting) amounting to not more than NAFL 20 ($11.20) per page of document and/or registration tax of NAFL 10 ($5.60) per document will be payable in Curaçao in respect of or in connection with (i) the execution, delivery and/or enforcement by legal proceedings of the Credit Agreement and any other Reimbursement Document including the Subsidiary Guarantee or (ii) the performance by any party of its obligations thereunder, in each case to the extent that such actions take place in Curaçao, or in case of registration in Curaçao of documents or if such documents are brought into the courts of Curaçao. Moreover, court fees will be due in the case of litigation in the courts of Curaçao.

Schedule 3.08

SCHEDULE 3.13

Subsidiaries

Company	Jurisdiction of Organization	Ownership/Voting Interest
BTV Media Group EAD	Bulgaria	94%
Media Pro Sofia EOOD*	Bulgaria	100%
Radiocompany C.J. OOD	Bulgaria	69.56%
Media Pro Audiovizual d.o.o.*	Croatia	100%
Nova TV d.d.	Croatia	100%
Central European Media Enterprises N.V.	Curaçao	100%
CET 21 spol. s r.o.	Czech Republic	100%
CME Services s.r.o.	Czech Republic	100%
Čertova nevěsta, s.r.o.	Czech Republic	100%
Pro Digital S.R.L.	Moldova	100%
CME Bulgaria B.V.	Netherlands	94%
CME Development Financing B.V.	Netherlands	100%
CME Investments B.V.	Netherlands	100%
CME Media Enterprises B.V.	Netherlands	100%
CME Media Pro B.V.	Netherlands	100%
CME Media Pro Distribution B.V.	Netherlands	100%
CME Programming B.V.	Netherlands	100%
CME Slovak Holdings B.V.	Netherlands	100%
Hollywood Multiplex Operations S.R.L.	Romania	100%
Mediapro Magic Factory S.R.L.	Romania	100%
Media Pro Distribution S.R.L.	Romania	100%
Media Pro International S.A.*	Romania	100%
Mediapro Music Entertainment S.R.L.	Romania	100%
Media Pro Entertainment Romania S.A.	Romania	100%
Pro TV S.A.	Romania	100%
Pro Video S.R.L.	Romania	100%
Studiourile Media Pro S.A.	Romania	92.21%
MARKÍZA-SLOVAKIA, spol. s r.o.	Slovak Republic	100%
Kanal A d.o.o.	Slovenia	100%
MMTV 1 d.o.o.*	Slovenia	100%
POP TV d.o.o.	Slovenia	100%
Produkcija Plus d.o.o.	Slovenia	100%
TELEVIDEO d.o.o.	Slovenia	100%
CME Media Services Limited * In liquidation	United Kingdom	100%